Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CARBONITE, INC.,

PROJECT ACADIA MERGER SUB, INC.,

ZMANDA, INC.,

and

THE REPRESENTATIVE NAMED HEREIN

SCHEDULES

Schedule 2.1	-	Capital Stock
Schedule 2.7(a)	-	Allocation
Schedule 5.2	-	Parent and Merger Sub Authorization
Schedule 6.1(e)	-	Company Bonus Payments
Schedule 6.5	-	Employee Benefits
Schedule 11.1	-	Indemnification Share

COMPANY DISCLOSURE SCHEDULE

Section 4.1	-	Organization
Section 4.2	-	Capitalization
Section 4.3	-	Authorization
Section 4.4	-	Financial Statements
Section 4.5	-	Litigation
Section 4.6	-	Insurance
Section 4.7	-	Intellectual Property
Section 4.8	-	Tangible Assets
Section 4.9	-	Real Estate
Section 4.10	-	Environmental Compliance
Section 4.12	-	Accounts Receivable
Section 4.14	-	Tax Matters
Section 4.16	-	Contracts and Commitments
Section 4.18	-	Employee Relations
Section 4.19	-	Employee Benefit Plans
Section 4.21	-	Absence of Certain Events
Section 4.22	-	Affiliate Transactions
Section 4.23	-	Indebtedness
Section 4.25	-	Relationship with Suppliers
Section 4.26	-	Relationship with Customers
Section 4.27	-	Bank Accounts

EXHIBITS

Exhibit A	-	Form of Certificate of Merger
Exhibit B	-	Form of Amended and Restated Certificate
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Form of Letter of Transmittal
Exhibit E	-	Employment Documents
Exhibit F	-	Non-Competition Agreement
Exhibit G	-	Form of Release
Exhibit 2.7(b)	-	Closing Payments
Exhibit 2.11	-	Working Capital Estimate

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made as of the 17th day of October, 2012 by and among Carbonite, Inc., a Delaware corporation (the “Parent”), Project Acadia Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Sub”), Zmanda, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as representative of the Company Holders (the “Representative”).

WHEREAS, the parties intend that Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the Board of Directors of each of Parent and Merger Sub has approved and declared it advisable for Parent and Merger Sub to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. The Merger.

1.1. The Merger. On the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall be a wholly owned subsidiary of Parent.

1.2. Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place by facsimile, e-mail and overnight courier exchange of documents at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, Massachusetts 02199 at such place, time and date as may be mutually agreed upon in writing by the parties (the “Closing Date”).

(b) At the consummation of the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in such form as required by, and executed and filed in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with consummation of the Merger. The “Effective Time” shall mean 5:00 P.M. Eastern Time on the date of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto.

1.3. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4. Certificate of Incorporation; Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the Company shall cause its certificate of incorporation to be amended and restated in its entirety in substantially the form attached hereto as Exhibit B (the “Amended and Restated Certificate”) and such Amended and Restated Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) Bylaws. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Merger Sub, as in effect as of the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

1.5. Directors and Officers. The members of the board of directors of the Company and the officers of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. Immediately after the Effective Time, Parent shall take the necessary action to cause the member of the board of directors of Merger Sub immediately prior to the Effective Time to be the member of the board of directors of the Surviving Corporation, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal.

2. Effect of the Merger.

2.1. Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or the holders of any of the following securities:

(a) Company Common Stock. Each share of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares and any

Cancelled Shares, shall be cancelled and extinguished and shall be converted into the right to receive a payment in cash, without interest, as set forth on Schedule 2.1 attached hereto, payable in accordance with the Allocation, to the extent applicable, after surrender of instruments representing such Common Stock in the manner provided in Sections 2.7 and 2.10.

(b) Company Series A-1 Preferred Stock. Each share of Series A-1 Preferred Stock, par value $0.0001 per share, of the Company (the “Series A-1 Stock”) issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares and any Cancelled Shares, shall be cancelled and extinguished and shall be converted into the right to receive a payment in cash, without interest, as set forth on Schedule 2.1 attached hereto, payable in accordance with the Allocation after surrender of instruments representing such Series A-1 Stock in the manner provided in Sections 2.7 and 2.10.

(c) Company Series B Preferred Stock. Each share of Series B Preferred Stock, par value $0.0001 per share, of the Company (the “Series B Stock”) issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares and any Cancelled Shares, shall be cancelled and extinguished and shall be converted into the right to receive a payment in cash, without interest, as set forth on Schedule 2.1 attached hereto, payable in accordance with the Allocation, to the extent applicable, after surrender of instruments representing such Series B Stock in the manner provided in Sections 2.7 and 2.10

(d) Company Series B-1 Preferred Stock. Each share of Series B-1 Preferred Stock, par value $0.0001 per share, of the Company (the “Series B-1 Stock”) issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares and any Cancelled Shares, shall be cancelled and extinguished and shall be converted into the right to receive a payment in cash, without interest, as set forth on Schedule 2.1 attached hereto, payable in accordance with the Allocation after surrender of instruments representing such Series B-1 Stock in the manner provided in Sections 2.7 and 2.10.

(e) Company Series C Preferred Stock. Each share of Series C Preferred Stock, par value $0.0001 per share, of the Company (the “Series C Stock”) issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares and any Cancelled Shares, shall be cancelled and extinguished and shall be converted into the right to receive a payment in cash, without interest, as set forth on Schedule 2.1 attached hereto, payable in accordance with the Allocation of after surrender of instruments representing such Series C Stock in the manner provided in Sections 2.7 and 2.10.

(f) Cancelled Company Shares. Each share of Common Stock, Series A Stock, Series A-1 Stock, Series B Stock, Series B-1 Stock, and Series C Stock (collectively, the “Shares”) held in treasury by the Company immediately prior to the Effective Time (the “Cancelled Shares”), shall be cancelled and extinguished, and no consideration shall be delivered in exchange for such cancellation.

(g) Merger Sub Common Stock. Each share of Common Stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully-paid, and non-assessable share of Common Stock, par value $0.0001 per share of the Surviving Corporation.

2.2. Company Warrant. As soon as practicable following the date of this Agreement, the Company shall request that the holder of that certain Warrant to Purchase Stock, dated as of October 7, 2008, issued to Gold Hill Venture Lending 03, LP, as amended to date (the “Warrant”), exercise or convert such Warrant in accordance with its terms, effective immediately prior to the Effective Time. In the event that the Warrant is exercised or converted by the holder thereof prior to the Effective Time, immediately prior to the Effective Time the Company shall issue to the holder of the Warrant the shares of Series B Preferred Stock issuable upon exercise or conversion thereof. In the event that the Warrant is not exercised or converted by the holder thereof prior to the Effective Time, the Warrant shall expire as of the Effective Time.

2.3. Company Options. None of Parent, Merger Sub, or the Surviving Corporation shall assume any options to purchase Common Stock (each, an “Option” and collectively, the “Options”) issued pursuant to the Company’s 2005 Stock Plan (the “Plan”). Prior to the Effective Time, the Company shall take all necessary actions, in compliance with the terms of the Plan, such that each outstanding Option not exercised prior to Closing will be terminated, cancelled and extinguished at the Effective Time without the payment of any consideration in respect thereof.

2.4. Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any Shares which are issued and outstanding immediately prior to the Effective Time and are held by a Person (a “Dissenting Stockholder”) who has not voted in favor of or consented to the adoption of this Agreement and has complied with all the provisions of Section 262 of the DGCL concerning the right of holders of Shares to require appraisal of their Shares (“Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration, and the holders of such Dissenting Shares shall be entitled only to such rights as are granted by the DGCL to holders of Dissenting Shares; provided, however, that if such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise waives, withdraws or loses its right of appraisal, in any case pursuant to Section 262 of the DGCL, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the applicable Merger Consideration, without interest, for each such Share in accordance with the provisions of this Agreement. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent prompt notice of any demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to direct all negotiations and actions, suits, investigations, or proceedings (collectively, “Proceedings”) with respect thereto. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of appraisal rights or offer to settle any such rights. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, withdrawal of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect for demands for appraisal under the DGCL.

2.5. Transaction Carve-Out Plan. Pursuant to the terms of that certain Company Transaction Carve-Out Plan, adopted by the Company’s board of directors on October 23, 2009 (as amended, the “Carve-Out Plan”), the Company shall pay, in cash and without interest, an aggregate amount equal to $1,475,000.00 (the “Carve-Out Amount”) to the participants in the Carve-Out Plan (each, a “Carve-Out Participant” and collectively, the “Carve-Out Participants”), as set forth in the Allocation and payable in the manner set forth in Section 2.7. To the extent that any portion of the Carve-Out Amount is not paid to a Carve-Out Participant as set forth on Schedule 2.7(a) because such Carve-Out Participant does not satisfy the conditions for payment of such Carve-Out Amount pursuant to the terms of the Carve-Out Plan (the “Excess Amount”), such Excess Amounts shall be paid by the other Carve-Out Participants who remain eligible for payment pursuant to the Carve-Out Plan (“Remaining Participants”), with each Remaining Participant to receive such portion of the Excess Amount on the applicable date of payment equal to the product obtained by multiply (i) such Excess Amount by (ii) a fraction, the numerator of which is such Remaining Participation’s Pro Rata Carve-Out Amount and the denominator of which is the aggregate Pro Rata Carve-Out Amounts of all Remaining Participants as of the applicable payment date.

2.6. Consideration. As consideration for the Merger, Parent shall pay cash consideration in an aggregate amount equal to $14,750,000.00, as adjusted pursuant to Sections 2.7 and 2.10.

2.7. Payment Fund.

(a) Parent shall act as payment agent (acting in such capacity, the “Payment Agent”) for the benefit of the holders of the Shares (the “Stockholders”) and the Carve-Out Participants (collectively, the “Company Holders”) in connection with the Merger. Immediately prior to the Closing, Parent shall release to the Payment Agent an amount equal to (A) $14,750,000.00 minus (B) the Escrow Amount minus (C) the Representative Fund Amount and (D) minus the amount, if any, by which Net Working Capital as reflected on the Working Capital Estimate is a greater negative number than Target Working Capital (a “Working Capital Deficiency”) (collectively, the “Closing Payment Amount”) for distribution to the Company Holders pursuant to the provisions of this Section 2.7. To the extent that Net Working Capital as reflected on the Working Capital Estimate is a smaller negative number than Target Working Capital (a “Working Capital Surplus”), the amount of any such Working Capital Surplus shall be paid by Parent into the Escrow Fund for release to the Payment Agent (for further distribution to the Company Holders in accordance with the Allocation) or Parent, as applicable, upon determination of the Final Working Capital Statement. Schedule 2.7(a) attached hereto (the “Allocation”) sets forth (i) each Company Holder’s pro rata interest (reflected as a percentage) in the Closing Payment Amount assuming that the entire Carve-Out Amount were to be paid at Closing, (ii) the cash payment due to each Company Holder at Closing, (iii) each Carve-Out Participant’s pro rata interest (reflected as a percentage) in the Carve-Out Amount assuming no Excess Amount (the “Pro Rata Carve-Out Amount”), (iv) the cash payments due to each Carve-Out Participant on or about each of July 15, 2013 and January 31, 2014, subject to compliance by the applicable Carve-Out Participant with the terms of the Carve-Out Plan and assuming no Excess Amount, and (v) each Company Holder’s pro rata interest (reflected as a percentage) in (A) any Company Holder Adjustment Amount payable to the Company Holder’s following determination of the Final Working Capital Statement, (B) any portion of the Escrow Amount that becomes available for distribution to the Company Holders following the Closing, and (C) any portion of the Representative Fund Amount that becomes available for distribution to the Company Holders following the Closing, which Allocation shall be updated as necessary by the Company immediately prior to the Closing.

(b) The Closing Payment Amount shall be disbursed by the Payment Agent as follows:

(i) First, to pay any Indebtedness (other than Indebtedness specified in clauses (vii), (viii), or (ix) of the definition thereof) of the Company or the Subsidiary as of the day immediately prior to the Closing Date such that neither the Company nor the Subsidiary will have any Indebtedness as of the Closing, such amounts to be set forth on Exhibit 2.7(b) prior to the Closing;

(ii) Second, to pay the unpaid Expenses of the Company and the Subsidiary such that all Expenses of the Company and the Subsidiary incurred in connection with the transactions contemplated by this Agreement shall have been paid and satisfied in full as of the Closing, such amounts to be set forth on Exhibit 2.7(b) prior to the Closing;

(iii) Third, to pay any previously unpaid Taxes due before the Closing Date, such amounts to be set forth on Exhibit 2.7(b) prior to the Closing;

(iv) Fourth, to pay the Company Holders in accordance with the Allocation.

(c) Upon the termination of the Escrow Period, the Parent and the Representative shall instruct the Escrow Agent to deposit, by wire transfer or delivery of other immediately available funds, into an account designated by the Payment Agent an amount equal to the balance of the Escrow Fund, if any, as of the termination of the Escrow Period (the “Escrow Balance”). Thereafter, subject to the provisions of Section 2.10, Payment Agent shall pay any Escrow Balance to the Company Holders in accordance with the Allocation.

(d) Notwithstanding anything contained herein to the contrary, all payments made to the Carve-Out Participants shall be made through the payroll of the Company, the Surviving Corporation, or the Parent, as applicable, and shall be subject to all applicable withholdings.

2.8. Escrow Fund. Immediately prior to the Closing, Parent shall deposit, by wire transfer or delivery of other immediately available funds, into an account designated by Bank of New York Mellon, National Association (the “Escrow Agent”) as escrow agent (the “Escrow Fund”) an amount equal to the product obtained by multiplying (i) $14,750,000.00 minus the amount of any Working Capital Deficiency or plus the amount of any Working Capital Surplus by (ii) 0.2 (the “Escrow Amount”) to be held in escrow pursuant to the terms of that certain Escrow Agreement, in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”) for such period of time as is set forth in the Escrow Agreement (the “Escrow Period”) in order to secure the indemnification obligations of the Company Holders pursuant to this Agreement. In addition, Parent shall deposit, by wire transfer or delivery of other immediately available funds, into the Escrow Fund an amount equal to any Working Capital Surplus, which amount shall be released from the Escrow Fund by the Escrow Agent upon determination of the Final Working Capital Statement. For the avoidance of doubt, any interest accrued on the Escrow Amount or the Working Capital Surplus while such amounts are held in the Escrow Fund shall be the property of the Company Holders and shall not be available for distribution to Parent.

2.9. Representative Fund. Immediately prior to the Closing, Parent shall deposit, by wire transfer or delivery of other immediately available funds, into an account designated in writing by the Representative (the “Representative Fund”) an amount equal to $50,000.00 (the “Representative Fund Amount”) to be used for such matters as may be determined by the Representative from time to time.

2.10. Payment of Adjustment Amount. On or before the tenth (10th) business day following the determination of the Final Working Capital Statement:

(a) in the event that Net Working Capital as reflected on the Final Working Capital Statement is equal to Net Working Capital as reflected on the Working Capital Estimate, if there was a Working Capital Surplus at Closing, the Escrow Agent shall release to the Payment Agent (for further distribution to the Company Holders in accordance with each Company Holder’s pro rata interest in the Closing Payment Amount, as set forth on the Allocation) the full amount of such Working Capital Surplus;

(b) in the event that Net Working Capital as reflected on the Final Working Capital Statement is a smaller negative number than Net Working Capital as reflected on the Working Capital Estimate, if there was a Working Capital Deficiency as of the Closing, Parent shall release to the Payment Agent (for further distribution to the Company Holders in accordance with each Company Holder’s pro rata interest in the Closing Payment Amount, as set forth on the Allocation) the amount by which Net Working Capital as reflected on the Final Closing Statement is a smaller negative number than Net Working Capital reflected on the Working Capital Estimate;

(c) in the event that Net Working Capital as reflected on the Final Working

Capital Statement is a smaller negative number than Net Working Capital as reflected on the Working Capital Estimate, if there was a Working Capital Surplus as of the Closing, (i) the Escrow Agent shall release to the Payment Agent (for further distribution to the Company Holders in accordance with each Company Holder’s pro rata interest in the Closing Payment Amount, as set forth on the Allocation) the full amount of such Working Capital Surplus and (ii) Parent shall release to the Payment Agent (for further distribution to the Company Holders in accordance with each Company Holder’s pro rata interest in the Closing Payment Amount, as set forth on the Allocation) the amount, if any, by which Net Working Capital as reflected on the Final Working Capital Statement is a smaller negative number than Net Working Capital as reflected on the Working Capital Estimate;

(d) in the event that Net Working Capital as reflected on the Final Working Capital Statement is a greater negative number than Net Working Capital as reflected on the Working Capital Estimate, if there was a Working Capital Deficiency as of the Closing, the Escrow Agent shall release to Parent the amount by which Net Working Capital as reflected on the Final Closing Statement is a greater negative number than Net Working Capital as reflected on the Working Capital Estimate;

(e) in the event that Net Working Capital as reflected on the Final Working Capital Statement is a greater negative number than both Net Working Capital as reflected on the Working Capital Estimate and Target Working Capital, if there was a Working Capital Surplus as of the Closing, the Escrow Agent shall release to Parent the amount by which Net Working Capital as reflected on the Final Working Capital Statement is a greater negative number than Net Working Capital as reflected on the Working Capital Estimate (including the full amount of the Working Capital Surplus); and

(f) in the event that Net Working Capital as reflected on the Final Working Capital Statement is a greater negative number than Net Working Capital as reflected on the Working Capital Estimate but a smaller negative number than Target Working Capital, if there was a Working Capital Surplus as of the Closing, the Escrow Agent shall (i) release to the Payment Agent (for further distribution to the Company Holders in accordance with each Company Holder’s pro rata interest in the Closing Payment Amount, as set forth on the Allocation) an amount of the Working Capital Surplus equal to the difference between Net Working Capital as reflected on the Final Working Capital Statement and Net Working Capital as reflected on the Working Capital Estimate and (ii) release to Parent the balance of such Working Capital Surplus.

(g) Any amount paid or to be paid to the Payment Agent (for further distribution to the Company Holders in accordance with each Company Holder’s pro rata interest in the Closing Payment Amount, as set forth on the Allocation) pursuant to this Section 2.10 shall be referred to herein as a “Company Holder Adjustment Amount” and any amount paid or to be paid to the Parent pursuant to this Section 2.10 shall be referred to herein as a “Parent Adjustment Amount.” The Closing Payment Amount, the

Escrow Amount, the Representative Fund Amount, and the Company Holder Adjustment Amount (if any) shall be collectively referred to herein as the “Merger Consideration.”

2.11. Determination of Net Working Capital.

(a) Working Capital Estimate. Not less than five (5) business days prior to the Closing Date, the Company shall provide the Parent with an estimate of Net Working Capital as of the Closing Date (the “Working Capital Estimate”), prepared by the Company in a manner consistent with the preparation of the Current Balance Sheet as to accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies, which Working Capital Estimate shall be attached hereto as Exhibit 2.11.

(b) Preliminary Working Capital Statement. Within 60 days after the Closing Date, Parent shall prepare and deliver to the Representative an unaudited statement that shall set forth Net Working Capital as of the Effective Time (the “Preliminary Working Capital Statement”). The Preliminary Working Capital Statement shall be prepared in a manner consistent with the preparation of the Current Balance Sheet as to accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies.

(c) Objection to Preliminary Working Capital Statement. Within 30 days after Parent delivers the Preliminary Working Capital Statement to the Representative pursuant to Section 2.11(b) (but in no event (A) less than five business days after Parent furnishes to the Representative all information reasonably requested pursuant to Section 2.11(f) and (B) any later than the later of (i) the date 30 days following the date on which Parent delivered the Preliminary Working Capital Statement to the Representative and (ii) the date 10 business days following the date on which of Parent furnishes to the Representative all information reasonably requested pursuant to Section 2.11(f)), the Representative shall complete its review of the Preliminary Working Capital Statement. If the Representative wishes to object to the content of the Preliminary Working Capital Statement, then the Representative shall inform Parent on or prior to the last day of such period by delivering a written notice to Parent (a “Working Capital Statement Objection”) setting forth a description of the basis of the Working Capital Statement Objection and the adjustments to the Net Working Capital that the Representative believes should be made. If the Representative does not deliver a Working Capital Statement Objection to Parent within such period, then the Representative shall be deemed to have accepted the Preliminary Working Capital Statement.

(d) Response to Working Capital Statement Objection. If the Representative delivers a Working Capital Statement Objection to Parent in accordance with Section 2.11(c), Parent shall have 30 days to review and respond to the Working Capital Statement Objection by delivering written notice to Representative specifying the scope of its disagreement with the information set forth in the Working Capital Statement Objection (a “Working Capital Statement Objection Response”). If Parent does not deliver any Working Capital Statement Objection Response the Representative within such 30-day period, Parent shall be deemed to have accepted the Working Capital Statement Objection.

(e) Dispute Resolution Following Working Capital Statement Objection.

(i) Negotiation. If Parent delivers a written notice to the Representative in response to a Working Capital Statement Objection pursuant to Section 2.11(d), Parent and the Representative shall promptly attempt in good faith to resolve any dispute or disagreement relating to the Preliminary Working Capital Statement and the calculation of the Net Working Capital as of the Effective Time (the “Working Capital Statement Dispute”).

(ii) Resolution by CPA Firm. If Parent and the Representative are unable to resolve the Working Capital Statement Dispute within 30 days after delivery of Parent’s written notice in response to a Working Capital Statement Objection, then, at any time thereafter, either Parent or the Representative may elect to have the Working Capital Statement Dispute resolved by Deloitte & Touche LLP, or another nationally recognized firm of independent public accountants as to which Parent and the Representative mutually agree (the “CPA Firm”), which shall, acting as an expert and not as an arbitrator, determine on the basis of the standards set forth in Section 2.11(a), and only with respect to the remaining accounting-related differences so submitted to the CPA Firm (and not by independent review), whether and to what extent, if any, the Net Working Capital as derived from the Preliminary Working Capital Statement requires adjustment. In connection with the engagement of the CPA Firm, each party shall execute reasonable engagement letters and supply such other documents and information as the CPA Firm reasonably requires or as such party deems appropriate. None of Parent, the Representative, or any of their respective Affiliates shall engage, or agree to engage, the CPA Firm to perform any services other than as described in this Section 2.11(e)(ii) until after the CPA Firm completes its determination of the Working Capital Statement Dispute. The CPA Firm shall be instructed to use every reasonable effort to perform its services within 15 days after submission of the Working Capital Statement Dispute to it and, in any case, as soon as practicable after such submission. In resolving the Working Capital Statement Dispute, the CPA Firm (A) shall utilize the criteria set forth in Section 2.11(a) and (B) shall not assign a value to any item greater than the greatest value for such item claimed by any party, or less than the smallest value for such item claimed by any party, as set forth in the Preliminary Working Capital Statement or the Working Capital Statement Objection. The CPA Firm’s determination of the Working Capital Statement Dispute (the “Working Capital Determination”) shall be conclusive and binding upon the Parties.

(iii) Payment of Fees of CPA Firm. If the Net Working Capital as reflected on the Final Working Capital Statement is closer in amount to the Net

Working Capital as reflected on the Working Capital Statement Objection than to the Net Working Capital as reflected on the Preliminary Working Capital Statement, Parent shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.11(e)(ii). If the Net Working Capital as reflected on the Final Working Capital Statement is closer in amount to the Net Working Capital as reflected on the Preliminary Working Capital Statement than to the Net Working Capital as reflected on the Working Capital Statement Objection, the Representative (on behalf of the Company Holders) shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.11(e)(ii). If the difference between the Net Working Capital as reflected on the Final Working Capital Statement and the Net Working Capital as reflected on the Working Capital Statement Objection is equal to the difference between the Net Working Capital as reflected on the Final Working Capital Statement and the Net Working Capital as reflected on the Preliminary Working Capital Statement, then all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 2.11(e)(ii) shall be paid one-half by Parent and one-half by the Representative (on behalf of the Company Holders).

(f) Cooperation. Parent shall cooperate with the Representative in the preparation of the Working Capital Statement Objection, if any, including (i) furnishing to Representative all documentation reasonably requested by Representative relating to evaluating the Preliminary Working Capital Statement and (iii) providing the Representative and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of Parent.

2.12. Delivery of Merger Consideration. Upon (i) delivery of the Escrow Amount and the Representative Fund Amount to the Escrow Agent and the Representative, respectively, and (ii) release of the Closing Payment Amount and the Company Holder Adjustment Amount, if any, to the Payment Agent, Parent (in its capacity as such and not as Payment Agent) shall have no liability or obligation of any kind or nature in connection with the Payment Agent’s, Escrow Agent’s, or the Representative’s payment of the Merger Consideration to the Company Holders, and the Closing shall not be affected in any manner by the Payment Agent’s, Escrow Agent’s, or Representative’s failure to make any such payment to the Company Holders as required by the terms of this Agreement or otherwise. Payment Agent shall disburse any and all funds that it is required to disburse pursuant to the terms of this Agreement only in accordance with the Allocation and Payment Agent shall have no liability or obligation of any kind to any Company Holder or other Person except in connection with, and to the extent that, Payment Agent fails to abide by the Allocation in making any such disbursement.

2.13. Payment of Cash to Stockholders. Promptly following the Closing, Parent shall make available to each Stockholder holding outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) a form of letter of transmittal and instructions, in substantially the form attached hereto as Exhibit D (the “Letter of Transmittal”)

for use in effecting the surrender of the Certificates. Each such holder shall be entitled upon surrender of one or more Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, to receive in exchange therefor the applicable Merger Consideration for each Share formerly represented by such Certificate and such Certificate shall then be cancelled. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive such amount. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be endorsed or shall be otherwise in proper form for transfer, with the registered owner’s signature guaranteed by a firm which is a member of a registered national securities exchange or of the Financial Industry Regulatory Authority or by a commercial bank or trust company having an office or correspondent in the United States, and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Agent that such Tax either has been paid or is not payable. Promptly following the date which is twelve (12) months after final payment of Merger Consideration required hereunder, the Payment Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Agent’s duties shall terminate.

2.14. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall make such payment in exchange for such lost, stolen or destroyed Certificates upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to agree in writing to indemnify and hold Parent, the Surviving Corporation, and the Payment Agent harmless against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.15. Withholding. Notwithstanding any other provision in this Agreement, the Company, the Parent, the Surviving Corporation or the Payment Agent (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld under any provisions of federal, local or foreign Tax Law or under any applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

3. Representative; Payment Agent.

3.1. Appointment; Authority. By approval of this Agreement pursuant to the DGCL and upon and by virtue of the execution of the written consent of the Stockholders as required by the DGCL and an acknowledgment form by the Carve-out Participants approving this Agreement and the transactions contemplated hereby and without any further action of any of the Stockholders or the Company, the Company Holders hereby irrevocably appoint Fortis Advisors LLC, a Delaware limited liability company to act as the initial agent, representative and attorney-in-fact for each Company Holder (the “Representative”). The Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement; provided, however, that the Representative shall have no obligation to act on behalf of the Company Holders, except as expressly provided herein. All actions of the Representative shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Company Holders as a matter of contract law. No bond shall be required of the Representative. Without limiting the generality of the foregoing, the Representative shall have full power, authority and discretion to give and accept notices as provided hereunder; initiate, investigate, defend, compromise, arbitrate, settle, mediate, prosecute and authorize payment of any and all indemnification claims pursuant to this Agreement and to otherwise carry out the purposes and intent of this Agreement. The Representative may resign at any time, and may be removed by the vote of Stockholders entitled to receive a majority of the Merger Consideration payable to all Stockholders pursuant to this Agreement; provided; however, that any such resignation or removal shall only be effective upon the appointment of a successor representative, who shall be deemed automatically to be the “Representative” under both this Agreement and the Escrow Agreement.

3.2. Reliance. The Parent and the Surviving Corporation shall be able to rely conclusively on the instructions and decisions of the Representative as to the initiation, investigation, defense, compromise, arbitration, mediation, prosecution or settlement of any indemnification claim by the Parent pursuant to this Agreement or any other actions required to be taken by the Representative under this Agreement, and no party hereunder shall have any cause of action against the Parent or the Surviving Corporation for any action taken by it in reliance upon the instructions or decisions of the Representative; nor shall any party hereunder have any cause of action against the Parent or the Surviving Corporation for any failure by the Representative to perform its obligations hereunder for any reason, whether deliberate, inadvertent, due to negligence or otherwise.

3.3. Certain Agreements of Company Holders. By virtue of the execution of the written consent of the Stockholders and an acknowledgment form by the Carve-out Participants, each such Company Holder (i) agrees that all actions taken by the Representative under this Agreement, the Escrow Agreement or any other agreement contemplated by this Agreement shall be binding upon such Company Holder and such Company Holder’s successors as if expressly confirmed and ratified in writing by such Company Holder, (ii) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement, the Escrow Agreement or any other agreement contemplated by this Agreement and (iii) grants the Representative full power and authority to interpret all the terms and provisions of this Agreement, the Escrow Agreement or any other agreement contemplated by this Agreement and to consent to any amendment hereof or thereof on behalf of such Company Holder and its successors. The Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Representative shall be permitted to communicate with the Company Holders, including in electronic form.

3.4. Representative Fund. The Representative Fund Amount shall be used for the purposes of paying directly, or reimbursing the Representative for, any expenses, costs, fees, or liabilities incurred pursuant to this Agreement, the Escrow Agreement or any Representative engagement agreement. As soon as practicable, at the reasonable discretion of the Representative, in connection with the (i) the ultimate release of the Escrow Fund or (ii) the final resolution in accordance with Section 11 of any indemnification claims, the Representative shall distribute the remaining Representative Fund (if any) to the Payment Agent for further distribution to the Company Holders in accordance with the Allocation. For tax purposes, the Representative Fund Amount shall be treated as having been received and voluntarily set aside by the Company Holders at the time of Closing. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Fund Amount.

3.5. No Liability; Indemnification.

(a) To the maximum extent permissible by applicable law, the Representative shall incur no liability of any kind to any Company Holder or any other Person with respect to any action or inaction taken or failed to be taken, by it or by its agents, in connection with its services as the Representative, except with respect to its own willful misconduct or gross negligence. Anything in this Agreement to the contrary notwithstanding, in no event shall the Representative be liable under this Agreement, the Escrow Agreement or any of the transactions contemplated hereby to the Company Holders for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), regardless of whether or not any such damages were foreseeable or contemplated and even if the Representative has been advised of the likelihood of such loss or damage, no matter the form of action. The Representative may act in reliance upon any signature believed by it to be genuine and may reasonably assume that such person has proper authorization to sign on behalf of the applicable Company Holder or other party. In all questions arising under this Agreement, the Escrow Agreement or any of the transactions contemplated hereby, the Representative may rely on the advice of counsel, accountants or other skilled persons, and the Representative will not be liable to any Company Holder or any other Person for anything done, omitted or suffered in good faith by the Representative based on such advice of counsel, accountants or other skilled persons, as the case may be. No provision of this Agreement, the Escrow Agreement or any of the transactions contemplated hereby shall require the Representative to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement, the Escrow Agreement or any of the transactions contemplated hereby or thereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions.

(b) To the maximum extent permissible by applicable law, the Payment Agent (in its capacity as such) shall incur no liability of any kind to any Company Holder or any other Person with respect to any action or inaction taken or failed to be taken, by it or by its agents, in connection with the performance of its duties as Payment Agent, except with respect to its own willful misconduct or gross negligence in failing to abide by the Allocation in making any disbursement contemplated hereby. Anything in this Agreement to the contrary notwithstanding, in no event shall the Payment Agent (in its capacity as such) be liable under this Agreement, the Escrow Agreement or any of the transactions contemplated hereby to the Company Holders for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), regardless of whether or not any such damages were foreseeable or contemplated and even if the Payment Agent has been advised of the likelihood of such loss or damage, no matter the form of action. The Payment Agent may act in reliance upon any signature believed by it to be genuine and may reasonably assume that such person has proper authorization to sign on behalf of the applicable Company Holder or other party.

(c) The Representative and its members, managers, directors, officers, agents and employees shall be indemnified, defended and held harmless by the Company Holders from and against any and all claims, damages, losses, liabilities, costs and expenses arising out of or in connection with the Representative’s execution and performance of this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, or otherwise in connection with acting as the Representative, in each case as such claim, damage, loss, liability, cost or expense is incurred (collectively, “Representative Losses”). Any such Representative Losses shall be recovered first from the Representative Fund, second from any distribution of the Escrow Fund otherwise distributable to the Company Holders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Representative to the Escrow Agent in accordance with the Escrow Agreement (the “Distributable Funds”), and third, directly from the Company Holders, severally and not jointly, based on their respective pro rata interest as set forth on the Allocation. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, the Company, the Subsidiary, the Surviving Corporation or any of their respective affiliates shall have any liability or obligation to indemnify, defend or hold harmless the Representative. The Representative is hereby granted a lien on, right of set-off against and security interest in the Representative Fund and the Distributable Funds for the payment of any claim for Representative Losses, indemnification, compensation, expenses and amounts due hereunder.

(d) Certain Stockholders (the “Advisory Group”) have concurrently herewith entered into an engagement agreement with the Representative regarding direction to be provided by the Advisory Group to the Representative. The Advisory Group shall incur no liability to any Company Holders while acting in good faith and arising out of or in connection with the acceptance or administration of their duties (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith).

(e) All of the immunities and powers granted to the Representative under this Agreement shall survive the resignation or removal of Representative and the Closing and/or any termination of this Agreement and the Escrow Agreement. The grant of authority provided for in this Section 3: (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Company Holder and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Company Holder of the whole or any fraction of his, her or its interest in the Escrow Fund.

(f) To the extent the Representative receives documents, spreadsheets or other forms of information from any party and the Representative is required to deliver any such document, spreadsheet or other form of information to another party, the Representative is not responsible for the content of such materials, nor is the Representative responsible for confirming the accuracy of any information contained in such materials or reconciling the content of any such materials with any other documents, spreadsheets or other information.

3.6. Access. The Representative shall have reasonable access to relevant information about the Company and the reasonable assistance of the Company’s employees for purposes of performing its duties and exercising its rights hereunder; provided, that the Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially) and provided that neither Parent nor the Surviving Corporation shall be required to disclose any information that would result in a loss of applicable attorney-client or other privilege unless the Representative enters into a customary joint defense agreement with the Parent and/or the Surviving Corporation appropriate in light of the circumstances.

3.7. Waiver of Attorney-Client Privilege. The parties agree that (a) Parent shall not, and shall cause the Surviving Corporation to not, seek to have Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”) disqualified from representing any Company Holder and/or the Representative in connection with any dispute that may arise between the Company Holders and/or the Representative, on the one hand, and Parent or the Surviving Corporation, on the other hand, in connection with this Agreement or any of the transactions contemplated hereby, and (b) in connection with any dispute that may arise between the Company Holders and/or Representative, on the one hand, and Parent or the Surviving Corporation, on the other hand, the Company Holders and/or the Representative who are involved in such dispute (and not Parent or the Surviving Corporation) will have the right to decide whether or not to waive any attorney client privilege that may apply to any communications between the Company and Gunderson Dettmer that occurred before the Closing, only to the extent that any such communications relate directly to the dispute immediately at issue between the parties.

4. Representations and Warrants of the Company. Except as set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub in connection with the execution of this Agreement (the “Company Disclosure Schedule”), which Company Disclosure Schedule shall be organized in sections corresponding to the sections of this Section 4 (with disclosure set forth in any section or subsection of the Company Disclosure Schedule qualifying for disclosure in any other section or subsection of the Company Disclosure Schedule to the extent that it is readily apparent on its face, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section, subsection or clause of this Section 4), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1. Organization.

(a) The Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power to own its properties, to carry on its business as now being conducted or proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and the Transaction Agreements, and to consummate the transactions contemplated hereby and thereby, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, individually or in the aggregate, a Material Adverse Effect. The Company is qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified or in good standing has not had, individually or in the aggregate, a Material Adverse Effect. The Company has provided Parent with true, complete, and correct copies of its organizational documents, as amended to date.

(b) The Subsidiary. Zmanda Technologies India Private Limited (the “Subsidiary”) is the sole subsidiary of the Company and, except as set forth in Section 4.1(b) of the Company Disclosure Schedule, is wholly-owned by the Company. Other than the Subsidiary, the Company does not own or control, directly or indirectly, any interest in any other entity. The Subsidiary is a private limited company duly incorporated, validly existing and in good standing under the laws of the Republic of India, and has all requisite corporate power to own its properties, to carry on its business as now being conducted or proposed to be conducted, except where the failure to be so incorporated, existing or in good standing or to have such corporate power and authority has not had, individually or in the aggregate, a Material Adverse Effect. The Subsidiary is qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified or in good standing has not had, individually or in the aggregate, a Material Adverse Effect. The Company has provided Parent with true, complete, and correct copies of the Subsidiary’s organizational documents, as amended to date.

4.2. Capitalization.

(a) Company Capital Stock. The Company’s authorized capital stock consists of 156,000,000 shares of Common Stock, 8,705,448 of which are issued and outstanding, and 105,896,868 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”) of which (A) 20,000,000 have been designated as Series A Stock, none of which are issued and outstanding, (B) 20,000,000 have been designed as Series A-1 Stock, all of which are issued and outstanding, (C) 16,549,444 of which have been designated as Series B Stock, none of which are issued and outstanding, (D) 16,347,424 of which have been designated as Series B-1 Stock, all of which are issued and outstanding, and (E) 33,000,000 of which have been designated as Series C Stock, 31,934,441 of which are issued and outstanding. The capital stock of the Company is held of record and beneficially by the Stockholders as set forth in Section 4.2(a) of the Company Disclosure Schedule and, to the Company’s Knowledge, the Shares are free and clear of any Liens. All such issued and outstanding shares of capital stock have been, and on the Closing Date will be, duly and validly issued and are, and will be on the Closing Date, fully-paid and non-assessable and not subject to or issued in violation of any preemptive rights or any restrictions on transfer (except those imposed by Federal and state securities laws).

(b) Company Options. 2,601,443 shares of Common Stock are subject to outstanding Options pursuant to the Plan and 5,056,745 shares of Common Stock are reserved for issuance pursuant to grants made under the Plan. Section 4.2(b) of the Company Disclosure Schedule accurately sets forth, with respect to each Option that is outstanding: (A) the name of the holder of such Option, (B) the total number of shares of Common Stock that are subject to such Option and the number of shares of Common Stock with respect to which such Company Option is exercisable, (C) the date on which such Option was granted and the terms of such Option, and (D) the exercise price per share of Common Stock purchasable under such Option. Each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, the award agreement governing such grant was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the Plan and all other applicable Laws, and the per share exercise price of each Option was at least equal to the fair market value of a share of Common Stock on the applicable Grant Date. Other than the Company Options and the Warrant, there are no other outstanding securities exercisable for or convertible into the capital stock of the Company. As of the Effective Time, each Option shall have been cancelled and extinguished in accordance with Section 2.3 and in compliance with the terms of the Plan and all applicable Laws.

(c) Company Warrant. The Warrant to purchase 202,020 shares of Series B Stock is issued and outstanding. The Company has provided to Parent complete and accurate copies of the warrant agreement, as amended, evidencing the Warrant, and there are no other warrants outstanding exercisable for or convertible into the capital stock of the Company. As of the Effective Time, there will be no warrants issued and outstanding.

(d) No Other Company Securities. Except as set forth in Section 4.2(d) of the Company Disclosure Schedule or in Sections 4.2(a)-(c) hereof, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”), (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company is a party or of which the Company has Knowledge.

(e) Company Securities. Except as set forth in Section 4.2(e) of the Company Disclosure Schedule, all outstanding shares of capital stock, and all shares of capital stock reserved for issuance, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully-paid and non-assessable and free and clear of any pre-emptive or similar right, purchase option, call, right of first refusal or similar right, security interest, claim, pledge, contract, limitation in voting rights, charge or other Lien of any nature whatsoever. Except as set forth in Section 4.2(e) of the Company Disclosure Schedule, the Company is not a party to any voting Contract with respect to the voting of any Company Securities. Except as set forth in Section 4.2(e) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of the Company may vote. There are no outstanding or, except as provided in the Plan, authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or which otherwise permit the holder thereof to participate in the proceeds of a sale of the Company (regardless of how structured).

(f) Allocation. The Allocation is true, complete and correct and prepared in accordance with the organization documents of the Company and the Carve-Out Plan, as applicable, and all applicable Laws. Upon payment of the Merger Consideration as provided for in this Agreement pursuant to the Allocation, the Company Holders will have no further right or claim against the Company, Parent, Merger Sub or the Surviving Corporation or any of their respective directors, officers, employees, agents, advisors or other representatives, for any amount owing to such Company Holders or any of them in respect of their capital stock, securities convertible into capital stock, or rights pursuant to the Carve-Out Plan (i) pursuant to the Company’s organizational documents or the DGCL or (ii) relating to or in connection with this Agreement or the transactions contemplated hereby, except, in each case, appraisal rights under the DGCL and the rights set forth in this Agreement.

(g) No Other Agreements. Except as set forth in Section 4.3(g) of the Company Disclosure Schedule, neither the Company nor the Subsidiary is a party or subject to any Contract, and, to the Company’s Knowledge, there is no voting trust, irrevocable proxy or other agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company or the Subsidiary.

(h) Subsidiary Capital Stock. The Subsidiary’s authorized capital stock consists of 50,000 shares (the “Subsidiary Stock”), all of which are issued and outstanding. The capital stock of the Subsidiary is held of record and beneficially by the individuals and entities as set forth in Section 4.2(h) of the Company Disclosure Schedule and free and clear of any Liens. All such issued and outstanding shares of capital stock of the Subsidiary have been, and on the Closing Date will be, duly and validly issued and are, and will be on the Closing Date, fully-paid and non-assessable and not subject to or issued in violation of any preemptive rights or any restrictions on transfer (except those imposed by Federal and state securities laws).

4.3. Authorization. The execution and delivery by the Company of this Agreement and the Certificate of Merger and the Escrow Agreement (collectively, the “Transaction Agreements”) and the consummation by the Company of the transactions contemplated hereby and thereby by the Company, have been authorized by all requisite corporate action of the Company. This Agreement has been duly executed by or on behalf of the Company. This Agreement and the Transaction Agreements as to which the Company is a party, assuming the due authorization, execution and delivery by the parties thereto other than the Company, constitute or, to the extent that any such Transaction Agreement is to be executed at or as of the Closing, will constitute, the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors’ rights generally and to the application of general equitable principles. The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate in any material respect the provisions of any law, rule or regulation applicable to the Company or the Subsidiary; (b) violate the provisions of the Certificate of Incorporation or By-Laws of the Company or the organizational documents of the Subsidiary; (c) violate in any material respect any judgment, decree, order or award of any court, Governmental Authority or arbitrator to which the Company or the Subsidiary is a party or by which either is bound; (d) conflict with or result in any breach of, constitute a default under, result in a violation of or result in the acceleration of any rights, benefits or obligations contained in any material agreement, lease, license or permit to which the Company or the Subsidiary is a party or which is applicable to their business, properties or assets; (e) result in the creation of any Lien on any of the assets of the Company or the Subsidiary (other than a Permitted Lien); or (f) require any material authorization, order, consent, approval, license, permit, exemption or other action by any Governmental Authority, court or any other Person or entity. Section 4.3 of the Company Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties (including regulatory or governmental bodies) that are required in connection with the consummation by Company of the transaction contemplated by this Agreement.

4.4. Financial Statements.

(a) Attached in Section 4.4(a) of the Company Disclosure Schedule are (i) the consolidated unaudited balance sheet of the Company and the Subsidiary as of December 31, 2011 and the related statements of income, retained earnings and cash flows for the Company and the Subsidiary for the fiscal year then ended (collectively, with the balance sheet, the “Year-End Financial Statements”) and (ii) the consolidated unaudited balance sheet of the Company and the Subsidiary (the “Current Balance Sheet”) as of September 30, 2012 (the “Balance Sheet Date”) and the related statements of income, retained earnings and cash flows for the Company and the Subsidiary for the nine month period then ended (collectively, the “Current Financial Statements,”). The Year-End Financial Statements and the Current Financial Statements are collectively referred to herein as the “Company Financial Statements.” The Company Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) applied consistently with past practices.

(b) The Year-End Financial Statements and the Current Financial Statements are based upon information contained in the Company’s books and records and present fairly, in all material respects, the financial position of the Company and the Subsidiary as of the times and for the periods indicated therein, subject, in the case of the Current Financial Statements, to customary year-end adjustments, which are not material in the aggregate, and, in the case of all Company Financial Statements, the absence of footnotes.

4.5. Litigation. Except as set forth in Section 4.5 of the Company Disclosure Schedule, (a) there is no, and in the past three years there has been no Proceeding pending, or to the Company’s Knowledge, threatened before any court, Governmental Authority, agency, body or arbitrator against the Company, the Subsidiary, or any director, officer, or employee of the Company in his or her capacity as such, nor is the Company aware that there is any reasonable basis for the foregoing. Neither the Company nor the Subsidiary nor any of their respective properties is, nor in the past five years has been, subject to any order, writ, injunction, judgment or decree of any court or Governmental Authority. There is no Proceeding that was initiated by the Company or the Subsidiary and is currently pending or that the Company or the Subsidiary intends to initiate. There is no Proceeding against any current or, to the Knowledge of the Company, former director, officer, employee or agent, or any representative thereof, of the Company or the Subsidiary with respect to which the Company or the Subsidiary has, or is reasonably likely to have, an indemnification obligation.

4.6. Insurance. Section 4.6 of the Company Disclosure Schedule forth a correct and complete list of all fire, theft, casualty, general liability, workers’ compensation, business interruption, errors and omissions, directors and officers liability, product liability, automobile and other insurance policies maintained by the Company and the Subsidiary, specifying the type of coverage, the face amount of coverage, the annual premium, the carrier and the expiration date of each such policy (collectively, the “Insurance Policies”). All premiums on such Insurance Policies which are payable prior to the date hereof have been paid, and neither the Company nor the Subsidiary is in breach or default under any Insurance Policy. The Company has not received any notice that any such Insurance Policy will be canceled or not renewed or of increase or intent to increase premiums in any material respect, nor is the Company or the Subsidiary aware of any basis for the foregoing. Neither the Company nor the Subsidiary has received a denial of a claim for coverage made by the Company or the Subsidiary within the twelve months immediately preceding the date hereof.

4.7. Intellectual Property.

(a) The Company or the Subsidiary own or have the right to use pursuant to a valid contract or agreement, free and clear of all Liens other than Permitted Liens, all items of Intellectual Property necessary for or used in the operation of their business as presently conducted. Except as set forth in Section 4.7 of the Company Disclosure Schedule, (i) none of the copyrights or trade secrets set forth in Section 4.7(c) of the Company Disclosure Schedule, interferes with, infringes upon, misappropriates or otherwise violates any Intellectual Property rights of third parties and neither the Company nor the Subsidiary has received any notice with respect to any actual or alleged interference, infringement, misappropriation or violation of any third party’s Intellectual Property rights and (ii) to the Company’s Knowledge, neither the Company nor the Subsidiary, nor the operation of their business as presently conducted, nor any of the Intellectual Property other than copyrights or trade secrets set forth in Section 4.7(c) of the Company Disclosure Schedule interferes with, infringes upon, misappropriates or otherwise violates any Intellectual Property rights of third parties. To the Company’s Knowledge, no third party is or has interfered with, infringed upon, misappropriated or otherwise violated the Intellectual Property rights of the Company or the Subsidiary. To the Company’s Knowledge, none of the Intellectual Property set forth in Section 4.7(c) of the Company Disclosure Schedule is subject to (i) any outstanding judicial order issued by a court or Governmental Authority or (ii) any governmental or judicial proceeding that is pending or threatened and that challenges the legality, validity, enforceability, use or ownership of any of the Intellectual Property. Except pursuant to terms of service entered into in the ordinary course of business or except as disclosed in Section 4.7 of the Company Disclosure Schedule, neither the Company nor the Subsidiary has agreed to indemnify any person, entity or other third party for or against any interference, infringement, misappropriation or other violation with respect to any of the Intellectual Property.

(b) Section 4.7(b) sets forth a list of all inbound Contracts or similar agreements relating to, or licenses of, Intellectual Property owned by third parties that are used by the Company or the Subsidiary in the operation of their business (other than Intellectual Property licensed in object code form as Clickwrap Software). With respect to each such Contract, agreement, or license (i) to the Company’s Knowledge, the underlying item of Intellectual Property is not subject to any order of any court or other Governmental Authority and is valid and enforceable, (ii) to the Company’s Knowledge, no judicial or governmental proceeding is pending or threatened, which challenges the legality, validity, enforceability, use or ownership of the underlying item of Intellectual Property; and (iii) except pursuant to terms of service entered into in the ordinary course of business, neither the Company nor the Subsidiary has granted any sublicense or similar right with respect to any such Contract.

(c) Section 4.7(c) of the Company Disclosure Schedule sets forth (i) a list of all trade and service marks which have been registered with the U.S. Patent and Trademark Office or for which an application for registration is pending, in each case which are owned and used by the Company or the Subsidiary, (ii) a list of all domain names registered to the Company or the Subsidiary, (iii) a list of all material unregistered trademarks owned or used by the Company or the Subsidiary, (iv) a list of all outbound licenses of Intellectual Property owned by the Company or the Subsidiary (other than customer contracts entered into in the ordinary course of business), and (v) a list of all other material agreements relating to software owned by the Company or the Subsidiary necessary for or used in the operation of the Company’s or the Subsidiary’s business (the “Company Software”). Neither the Company nor the Subsidiary has any issued letters patent or applications pending therefor. The Company or the Subsidiary, as applicable, owns, possesses and has the right to bring actions for the infringement of, or has the right to use, all of the Intellectual Property that is listed in Sections 4.7(c)(i), (ii), and (iii) of the Company Disclosure Schedule as owned by the Company or the Subsidiary, as applicable, and is required for the conduct of their business as presently conducted.

(d) Each person who is or was an employee or contractor of the Company or the Subsidiary, and developed Intellectual Property for the Company or the Subsidiary, irrevocably assigned all right, title and interest in such Intellectual Property to the Company or the Subsidiary. No employee or consultant of the Company or the Subsidiary has any right or interest in or to any such Intellectual Property. To the Company’s Knowledge, no employee or consultant of the Company or the Subsidiary who has provided any services to the Company, the Subsidiary, or their affiliates is in violation of any contract with any former employer.

(e) Except as set forth in Section 4.7(e) of the Company Disclosure Schedule, the computer programs included in the Company Software are (A) owned by the Company or the Subsidiary, (B) currently in the public domain or otherwise available to the Company or the Subsidiary without the approval or consent of any third party, or (C) licensed or otherwise used by the Company or the Subsidiary pursuant to the terms of valid, binding written agreements.

(f) No portion of the Company Software sold or licensed by the Company or the Subsidiary directly or indirectly to end users contained on the date of shipment by the Company or the Subsidiary, as applicable, and no portion of the Company Software currently for sale or license directly or indirectly to end users contains any software routines or hardware components designed by the Company, or to the Company’s Knowledge by any third party, to permit unauthorized access, to disable or erase software, hardware or data, or to perform any other such actions.

(g) Except as set forth in Section 4.7(g) of the Company Disclosure Schedule, the Company and the Subsidiary have taken reasonable steps necessary to protect their rights in their confidential information and trade secrets and in the confidential information and trade secrets provided by another person to the Company or the Subsidiary. Without limiting the foregoing, except as set forth in Section 4.7 of the Company Disclosure Schedule, the Company and the Subsidiary have, and enforces in all material respects, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the form provided by the Company to the Parent.

(h) Section 4.7(h) of the Company Disclosure Schedule sets forth a list specifying the location of all copies of any source code for the Company Software. Except as set forth in Section 4.7(h) of the Company Disclosure Schedule, neither the Company nor the Subsidiary has made available to any Person any source code for the Company Software. Except as set forth in Section 4.7(h) of the Company Disclosure Schedule, standard back-up copies and working copies of the source code for the Company Software have been made and securely maintained under the sole control of the Company or the Subsidiary.

(i) Except as set forth in Section 4.7(i) of the Company Disclosure Schedule, the Company Software is not, in whole or in part, subject to the provisions of any open source license agreement or any other agreement obligating the Company or the Company to make source code available to any Person or to publish or place in escrow source code and no open source code is incorporated into any product now or heretofore or proposed to be shipped by or on behalf of the Company or the Subsidiary. Except as set forth in Section 4.7(i) of the Company Disclosure Schedule, none of the Company Software or related documentation is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” or “free software” license such as, but not limited to, the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD License, Artistic License, or the Netscape Public License) that (x) requires, or conditions the use or distribution of such Company Software on, the disclosure, licensing, or distribution of any source code or patent rights for any portion of such Company Software, or (y) otherwise imposes any limitation, restriction, or condition on the right or ability of the Company, the Subsidiary, Parent or the Surviving Corporation to use or distribute any Company Software.

(j) No source code for any software owned by the Company or the Subsidiary and related to their business has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the date of this Agreement, an employee of the Company or the Subsidiary.

(k) For purposes of this Agreement, “Intellectual Property” means any of the following in any jurisdiction: (a) patents, trademarks, service marks, trade dress, trade names, logos, copyrights and mask works, Internet domain names, and all registrations, applications and goodwill associated therewith; (b) computer software (including source and object codes), databases, data models or structures, algorithms, system architectures and related documentation, data and manuals (but excluding uncustomized, off-the-shelf or clickwrap computer software programs that are sold to the public generally pursuant to a form license); (c) trade secrets, unpatented inventions, know-how, confidential information (including information concerning products, product specifications, customer lists, vendor and supplier lists, pricing information, market studies, business plans and financial information) and all other legally recognized forms of intellectual property; (d) rights in internet websites and electronic mail addresses, and (e) any and all common law right to the foregoing.

(l) Each of the Company and the Subsidiary have complied in all material respects with all applicable Laws, contractual and fiduciary obligations, and its internal policies relating to (i) the privacy of users of Internet websites owned, maintained or operated by the Company or the Subsidiary and (ii) the collection, storage, use, disclosure, transfer or any other processing of any information that, alone or in combination with other information, identifies or can be used to identify a natural person (collectively, “Personally Identifiable Information”) by the Company or Subsidiary or by Persons either the Company or the Subsidiary has permitted to access such Personally Identifiable Information. To the Company’s Knowledge, there has been no unauthorized access to, misuse of, or improper disclosure of Personally Identifiable Information.

(m) The Company and the Subsidiary have taken commercially reasonable actions consistent with industry practice to safeguard the Company’s and the Subsidiary’s information technology systems, including the Company’s and the Subsidiary’s databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby, against any unauthorized or improper use, access, interruption, modification or corruption.

4.8. Tangible Assets. All of the tangible assets of the Company and the Subsidiary are in good operating condition and repair, normal wear and tear excepted. The Company or the Subsidiary has good title to, or a valid leasehold interest in all of the tangible assets, free and clear of all Liens except for those Liens set forth in Section 4.8 of the Company Disclosure Schedule other than Permitted Liens. The tangible assets represent all of the tangible assets necessary for, and used in, the conduct of the Company’s and the Subsidiary’s business as currently conducted or proposed to be conducted.

4.9. Real Estate.

(a) Section 4.9 of the Company Disclosure Schedule attached hereto sets forth all leasehold or subleasehold estates and other material rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property to which the Company or the Subsidiary is a party as of the date hereof (collectively, the “Leases”). Copies of all Leases and of all material amendments, extensions, renewals, guaranties and other agreements with respect thereto have been previously provided to the Parent. The Leases are valid and binding obligations of the Company or the Subsidiary, as applicable, and are in full force and effect on the date hereof. Neither the Company nor the Subsidiary is in material default under any Lease, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a material default by the Company or the Subsidiary. Neither the Company nor the Subsidiary owns, either directly or indirectly, any real property.

(b) There is no pending or, to the Company’s Knowledge, threatened condemnation or eminent domain proceeding affecting the real property subject to the Leases or any portion thereof.

(c) Except as set forth in Section 4.9 of the Company Disclosure Schedule, the Company’s and the Subsidiary’s use of the real property subject to the Leases as presently utilized by the Company or the Subsidiary complies, or is legally non-conforming, in all material respects with the requirements of applicable building, zoning and other similar laws, rules, regulations and ordinances of any applicable Governmental Authority.

(d) Except as set forth in Section 4.9 of the Company Disclosure Schedule, neither the Company nor the Subsidiary has leased or otherwise granted to any Person or entity the right to use or occupy any of the real property subject to the Leases.

4.10. Environmental Compliance. Except set forth in Section 4.10 of the Company Disclosure Schedule: (a) the Company and the Subsidiary are in compliance in all material respects with all applicable Environmental Laws, including those that relate to the environmental condition of the real property subject to the Leases; (b) neither the Company nor the Subsidiary to the Company’s Knowledge is subject to, nor have they received any notice, report or other information, of any private, administrative or judicial action relating to the presence or alleged presence of Hazardous Substances in, at, under or upon the real property subject to the Leases, and there are no pending or, to the Company’s Knowledge, threatened actions or proceedings (or notices of potential actions or proceedings) against the Company or the Subsidiary from any Governmental Authority or other Person regarding any matter relating to any Environmental Laws or Hazardous Substances; (c) to the Company’s Knowledge, no Hazardous Substances have been generated, disposed, stored, discharged or released and no Person has been exposed to Hazardous Substances by the Company or the Subsidiary at the real property subject to the Leases; and (d) neither the Company nor the Subsidiary has assumed, undertaken, become subject to, or provided an indemnity with respect to, any liability of any other Person relating to Environmental Law.

4.11. Inventory. The inventory included in the Company Financial Statements consists of items of a quality and quantity which are usable or, in the case of finished goods saleable, in the ordinary course of the business conducted by the Company and the Subsidiary, as determined in accordance with GAAP, except for obsolete items or items below standard quality as to which a provision, determined in a manner consistent with the prior practices of the Company, has been made on the books of the Company in accordance with GAAP. The value of the inventory set forth on the Company Financial Statements has been determined in conformity with GAAP applied in a manner consistent with the prior practices of the Company.

4.12. Accounts Receivable. Section 4.12 of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company and the Subsidiary (collectively, the “Company Receivables”) as of the Balance Sheet Date, all of which (a) have arisen from bona fide transactions entered into in the ordinary course of business, (b) to the Company’s Knowledge represent only valid, undisputed claims of the Company or the Subsidiary not subject to claims of set off or other defenses or counterclaims, and (c) and are collectible in full within 180 days after the due date net of reserves reflected on the Current Financial Statements. No Person has any Lien (other than a Permitted Lien) on any Company Receivable and no request for deduction, discount or concession (other than normal cash discounts, rebates and charge-backs set forth in Section 4.12 of the Company Disclosure Schedule) has been made in respect of any Company Receivables. Section 4.12 of the Company Disclosure Schedule sets forth a list of all Company Receivables that were classified as doubtful accounts as of the Balance Sheet Date. Since the Balance Sheet Date, all Company Receivables have been collected by the Company or the Subsidiary in a manner consistent with past practice and the Company shall use commercially reasonable efforts to collect all Company Receivables outstanding as of the date hereof only in a manner consistent with past practices.

4.13. Accounts Payable. Since the Balance Sheet Date, all accounts payable of the Company or the Subsidiary have been paid in accordance with the payment terms set forth on the applicable invoices therefor, and the Company and the Subsidiary have accrued expenses only in a manner consistent with the Company’s or the Subsidiary’s, as applicable, past practice.

4.14. Tax Matters. Except as set forth in Section 4.14 of the Company Disclosure Schedule:

(a) All Tax Returns have been duly and timely filed by the Company and the Subsidiary for all periods through and including the Closing Date as required by applicable Law and all such Tax Returns of the Company and the Subsidiary are true, complete, and correct in all material respects, except for Tax Returns related to income Taxes, which are true, complete, and correct in all respects.

(b) The Company and the Subsidiary have timely and fully paid all Taxes due and payable by it, whether or not shown on any Tax Returns.

(c) No audit or examination of the federal, state, local, or foreign Tax Returns of the Company or the Subsidiary is currently in progress or threatened, no notice of such an audit or examination has been received by the Company or the Subsidiary, and no waiver or other arrangements with any Governmental Authority providing for an extension of time for the assessment of any Tax or deficiency is presently in effect or contemplated by the Company or the Subsidiary. Neither the Company nor the Subsidiary has received any ruling with respect to Taxes from any Governmental Authority.

(d) There are no deficiencies that have been asserted or assessed against the Company or the Subsidiary as a result of any audit or examination by any federal, state, local or foreign taxing authority which remain unpaid.

(e) Adequate provision has been made in the Company Financial Statements for all Taxes, including interest and penalties thereon, payable with respect to the business or assets of the Company and the Subsidiary for all periods set forth in the Company Financial Statements and the unpaid Taxes of the Company do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set for on the face of the Company Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the Company’s and the Subsidiary’s respective past practice in filing their Tax Returns. Since the Balance Sheet Date, neither the Company nor the Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(f) All Taxes that the Company or the Subsidiary is required by law to withhold or collect have been timely withheld or collected in all material respects and, to the extent required, have been timely paid over to the proper Governmental Authorities or are being held by the Company or the Subsidiary for such purpose and all Forms W-2 and 1099 and similar forms with respect thereto have been properly completed and timely filed in all material respects.

(g) No claim has been made by any Tax authority that the Company or the Subsidiary is or may be subject to Tax or required to file a Tax Return in a jurisdiction where it does not file Tax Returns. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or the Subsidiary. Neither the Company nor the Subsidiary has waived any statute of limitations in respect of Taxes. Neither the Company nor the Subsidiary has been a member of any affiliated, consolidated, combined or unitary group for any Tax purpose (other than a group the common parent of which is the Company).

(h) Neither the Company nor the Subsidiary is a party to any tax allocation agreement, tax sharing agreement or similar agreement, or has in place any power of attorney with respect to Taxes that would be binding on the Parent or the Surviving Corporation. Neither the Company nor the Subsidiary has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i) Neither the Company nor the Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(j) Neither the Company nor the Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code: (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the transactions contemplated herein.

(k) Neither the Company nor the Subsidiary has engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service (the “IRS”) has identified by notice, regulation or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2) or otherwise identified as a tax avoidance transaction.

(l) Neither the Company nor the Subsidiary has a permanent establishment (within the meaning of any applicable treaty) or otherwise has a fixed place of business in a country other than the country in which it is organized.

(m) Section 4.14 of the Company Disclosure Schedule sets forth those Tax Returns that are currently the subject of audit. The Company has made available to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Company or the Subsidiary since January 1, 2008.

4.15. Books and Records. The general ledgers and books of account of the Company and the Subsidiary are in all material respects complete and have been maintained in accordance with good business practice.

4.16. Contracts and Commitments.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list of the following written contracts and agreements (as amended, supplemented and modified to date, collectively, the “Contracts”):

(i) all loan agreements, indentures, mortgages and guaranties, letters of credit or other agreements relating to borrowed money or pledging or placing a Lien on a Company or Subsidiary asset or to which the Company or the Subsidiary is a party and involving an obligation of more than $15,000;

(ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which the Company or the Subsidiary is a party involving an obligation of more than $15,000;

(iii) all management agreements or other agreements for the employment of any officer, individual employee, or other Person or entity on a full time, part time, or consulting basis or providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, upon the termination of employment (including severance payments, but excluding payments required by applicable laws), or as performance or other bonus, to which the Company or the Subsidiary is a party;

(iv) all agreements under which the Company or the Subsidiary has advanced or loaned any other Person or entity in an amount in excess of $1,000 individually or $5,000 in the aggregate (other than advances to employees for business expenses in the ordinary course of the Company’s or the Subsidiary’s business);

(v) all agreements under which the Company or the Subsidiary is lessee of, or holds or operates any real property;

(vi) all other contracts, agreements, commitments or purchase orders to which the Company or the Subsidiary is a party or by which the Company, the Subsidiary, or any of their property is a party and that involve future payments, liabilities or receipts by the Company or the Subsidiary of more than $15,000 in the case of any single contract, agreement or commitment or purchase order and that cannot be cancelled by the Company within 45 days’ notice without premium or penalty;

(vii) all collective bargaining agreements, or other agreements with any labor union, work counsel or similar body, executive compensation plans, bonus agreements or plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements or arrangements to which the Company or the Subsidiary is a party;

(viii) all agency, distributor, sales representative, franchise or similar agreements to which the Company or the Subsidiary is a party pursuant to which the Company or the Subsidiary has received during the immediately preceding calendar year, or expects to receive during the current calendar year, payments in excess of $15,000;

(ix) all agreements concerning any partnership, joint venture, or similar arrangement to which the Company or the Subsidiary is a party;

(x) all warranty agreements with respect to the Company’s or the Subsidiary’s services rendered or its products sold, leased or licensed;

(xi) all agreements that provide any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company or the Subsidiary, including, without limitation, contracts containing “most favored nation” provisions;

(xii) all agreements that contain performance guarantees;

(xiii) all agreements to which the Company or the Subsidiary is a party involving the settlement of any action or threatened action with respect to which (A) any unpaid amount exceeds $15,000 or (B) conditions precedent to the settlement have not been satisfied;

(xiv) all agreements appointing any agent to act on the Company’s or the Subsidiary’s behalf and all powers of attorney;

(xv) all agreements which prohibits the Company or the Subsidiary from freely engaging in business anywhere in the world without any limitation or adverse consequences; and

(xvi) all other agreements (or group of related agreements) (x) the performance of which involves consideration of $15,000 per year or $25,000 in the aggregate or which cannot be cancelled by the Company within 45 days notice without premium or penalty or (y) which is material to the Company and was not entered into in the ordinary course of business.

(b) Except as set forth in Section 4.16(b) of the Company Disclosure Schedule:

(i) each Contract is a valid and binding agreement of the Company or the Subsidiary, as applicable, enforceable against the Company or the Subsidiary, as applicable, in accordance with its terms, and, to the Company’s Knowledge, each Contract is a valid and binding agreement of the other parties thereto, and, to the Company’s Knowledge, shall continue to be so enforceable and in full force and effect on identical terms following the Closing;

(ii) the Company or the Subsidiary has fulfilled all material obligations required pursuant to the Contracts to have been performed by the Company or the Subsidiary, as applicable, prior to the date hereof and the Closing Date;

(iii) neither the Company nor the Subsidiary is in breach of or default under any material Contract; and

(iv) Parent has been supplied with, or has been given access to, a true, correct, and complete copy in all material respects of all written Contracts and a true, correct, and complete summary of the material provisions of any Contract not in writing, together with all amendments, waivers or other changes thereto.

4.17. Compliance with Agreements and Laws. The Company and the Subsidiary have all licenses, permits and certificates from federal, state, local, and foreign authorities necessary to conduct their business and own their assets (the “Permits”), all of which are in full force and effect and which shall remain in full force and effect on identical terms immediately following the Closing, except where the failure to hold any such Permit would not have a Material Adverse Effect. Neither the Company nor the Subsidiary is in violation of any applicable law, regulation, ordinance or any other applicable requirement of any Governmental Authority or court, and no fines, penalties or claims have been assessed, filed or commenced, or, to the Knowledge of the Company, threatened, against it or the Subsidiary alleging failure to so comply, except for any violation, fine, penalty, claim or compliance would not have a Material Adverse Effect. Neither the Company nor the Subsidiary has received any notice from any federal, state, local, or foreign Governmental Authority during the twelve month period immediately preceding the date hereof of any violations or non-compliance by the Company or the Subsidiary. No director, officer, agent, employee or other Person or entity acting on behalf of the Company or the Subsidiary has, directly or indirectly, used any corporate funds of the Company or the Subsidiary for contributions, payments, gifts, entertainment or other purposes relating to any political activity or solicitation of business which was prohibited by law, or on behalf of the Company or the Subsidiary, made any direct or indirect unlawful payment to any governmental official or employee or any other Person or entity or established or maintained any unlawful or unreported funds. Neither the Company, the Subsidiary, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person or entity acting on behalf of the Company, has accepted or received any unlawful contribution, payment, gift, entertainment or expenditure in connection with his or her employment by, or affiliation with, the Company or the Subsidiary.

4.18. Employee Relations.

(a) The Company and the Subsidiary are in compliance in all material respects with all federal, state, local, and foreign laws with respect to employment and employment practices and terms and conditions of employment.

(b) Except as set forth in Section 4.18 of the Company Disclosure Schedule:

(i) none of the employees of the Company or the Subsidiary is represented by any labor union;

(ii) there is no unfair labor practice complaint against the Company or the Subsidiary pending before the National Labor Relations Board or any state, local, or foreign agency;

(iii) there is no pending labor strike or, to the Company’s Knowledge, other material labor trouble affecting the Company or the Subsidiary (including, without limitation, any organizational drive); and

(iv) there is no pending representation question respecting the employees of the Company or the Subsidiary.

(c) Section 4.18 of the Company Disclosure Schedule sets forth a correct and complete list as of the date hereof showing each employee, contractor, and consultant of the Company and the Subsidiary.

4.19. Employee Benefit Plans.

(a) Employee Plans. Section 4.19 of the Company Disclosure Schedule contains a correct and complete list of all benefit plans (as such term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each pension, profit sharing, retirement, deferred compensation, bonus, welfare, insurance, disability, stock option or other equity incentive, vacation pay and other benefit plans, programs, agreements or arrangements sponsored, maintained or contributed to by the Company or the Subsidiary or with respect to which the Company or the Subsidiary will have any liability after the Closing Date (the “Employee Plans”).

(b) Carve-Out Plan. The Carve-Out Plan has not been amended or modified since the date of this Agreement.

(c) Prohibited Transactions. To the Company’s Knowledge, no event has occurred for which the Company, the Subsidiary, or any of the Employee Plans could be subject to any material liability under Section 502 of ERISA, or Section 4975 of the Code.

(d) Compliance. Each Employee Plan has been maintained, in form and operation, in all material respects in compliance with its terms and the requirements prescribed by all statutes, orders or governmental rules or regulations currently in effect, including, without limitation, ERISA and the Code, applicable to such Employee Plan. The Company and the Subsidiary have performed, in all material respects, all obligations required to be performed by it under the Employee Plans.

(e) Title IV and Multiemployer Plans. During the past six years neither the Company nor the Subsidiary has been obligated to contribute to any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA. Neither the Company nor the Subsidiary has any liability with respect to a plan subject to Title IV of ERISA, including without limitation, any “withdrawal liability,” as computed under Section 4211 of ERISA, with respect to any such plan and the Company and the Subsidiary have made all contributions to any such plan as are required through the Closing Date under the terms of any such plans or applicable statutes, regulations, rulings and other applicable law.

(f) Copies of Employee Plans and Related Documents. The Company has previously made available to Parent correct and complete copies of all Employee Plans and all agreements related to such Employee Plans and, as applicable, any related trust agreement or other funding instrument; the most recent IRS determination, opinion, notification or advisory letter, any summary plan description and other material written communication (or a description of any material oral communications) by the Company or the Subsidiary to their employees concerning the benefits provided under the Employee Plan, Form 5500 annual reports for the last two years (including attached schedules and financial reports), the latest actuarial report (if any) and all correspondence with any Governmental Authority relating to any Employee Plan (and any terminated plans) dated within the last two years.

(g) Qualifications. Each Employee Plan and all amendments thereto intended to qualify under Section 401(a) of the Code have been determined by the IRS to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a) of the Code. To the Company’s Knowledge, no events have occurred prior to the date hereof, or are reasonably expect to occur between the date hereof and the Closing Date, which might cause loss of such qualification or exemption.

(h) Unfunded Liability. All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Employee Plan. No unfunded liability exists with respect to any Employee Plan.

(i) Post-Employment Benefits. The Company and the Subsidiary has no current or potential obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable state, local, or foreign law.

(j) Claims. There do not exist any pending or, to the Company’s Knowledge, threatened claims (other than routine undisputed claims for benefits), suits, actions, disputes, audits or investigations with respect to any Employee Plan.

(k) Bonuses; No Parachute Payment. Except as set forth in Section 4.19 of the Company Disclosure Schedule, no Employee Plan or other agreement or arrangement exists that could (i) result in the payment to any employee, director, officer, or consultant of the Company or the Subsidiary of any money or other property or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any employee, director, officer, or consultant of the Company or the Subsidiary or result in the forfeiture of compensation or benefits under any Employee Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event, will result in the payment of any amount that would not be deductible by reason of Section 280G of the Code (or any corresponding provision or state, local, foreign Laws) or conflict with the terms of any Employee Plan or any award thereunder.

4.20. Absence of Undisclosed Liabilities. The Company and the Subsidiary do not have any liability, and there is no basis for any Proceeding, hearing, investigation, charge, complaint or claim with respect to any liability, except for (i) liabilities reflected on the face of the Company Financial Statements or described in the notes thereto, (ii) liabilities which have arisen since the Balance Sheet Date in the ordinary course of business and which would not, individually or in the aggregate, result in a Material Adverse Effect, (iii) as described in the notes to the Company Financial Statements, future performance obligations under a Contract in the ordinary course of business and reflected in Section 4.16(a) of the Company Disclosure Schedule (but not any liabilities resulting from the breach or alleged breach of any such Contract), and (v) liabilities incurred to comply with any applicable law, regulation, ordinance or any other applicable requirement of any Governmental Authority or court in the ordinary course of business (but not any liabilities resulting from the breach or alleged breach of any such law, regulation, ordinance or requirement).

4.21. Absence of Certain Events. Except as set forth in Section 4.21 of the Company Disclosure Schedule, since the Balance Sheet Date, neither the Company nor the Subsidiary has:

(a) taken any action to amend its organizational documents;

(b) issued, transferred, redeemed or repurchased, directly or indirectly, any stock, bonds, notes or other corporate securities or grant any option or issue any warrant to purchase or subscribe for any of such securities or issue any securities convertible into such securities (except repurchases at cost pursuant to existing contract rights upon termination of service);

(c) incurred any Indebtedness, obligation or liability (absolute or contingent) in excess of $15,000 in the aggregate, except (1) current liabilities incurred in the ordinary course of business, and (2) obligations under contracts entered into in the ordinary course of business;

(d) mortgaged, pledged, or subjected to any Lien, charge or any other encumbrance (other than Permitted Liens) any of their respective assets or properties;

(e) sold, assigned, transferred, abandoned or exclusively licensed any of its tangible or intangible assets, except for tangible or intangible assets sold, assigned, transferred, or licensed in the ordinary course of business and/or non-material Intellectual Property abandoned by the Company or the Subsidiary;

(f) cancelled any debts or claims, except in the ordinary course of business;

(g) merged or consolidated with or into any corporation or other entity or otherwise acquired any business or entity or portion thereof, however structured;

(h) incurred or made any capital expenditure in excess of $15,000 in the aggregate;

(i) instituted or permitted any material change in its method of purchase, sale, lease, management, marketing, promotion or operation or change its cash management practices (including, with respect to accounts receivable and inventory);

(j) terminated or materially modified or amended any Contract entered into any new Contract;

(k) made or granted any bonus or increase in the compensation or benefits of any employee or officer of the Company or the Subsidiary, other than with respect to such payments in the ordinary course of business consistent with past practice or pursuant to payments earned under the Company’s existing bonus plans for the current fiscal or calendar year, in each case as disclosed to Parent;

(l) instituted or settled any claim or lawsuit involving equitable or injunctive relief or the payment by or on behalf of the Company or the Subsidiary of more than $15,000 in the aggregate;

(m) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business and whether or not covered by insurance;

(n) suffered any theft, damage, destruction or casualty loss in excess of $15,000, to its assets, whether or not covered by insurance;

(o) conducted its billing and collection of receivables, inventory purchases and cash management practices other than in the ordinary course of business or changed its pricing structure;

(p) delayed or postponed the repair and maintenance of its properties or the payment of accounts payable, accrued liabilities and other obligations and liabilities, or negotiated with any party to extend the payment date of any accounts payable or accelerated the collection of any accounts or notes receivable;

(q) taken, or omitted to take, any action which would be reasonably likely to result in a Material Adverse Effect;

(r) made or changed any election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the present or future Tax liability of the Company or the Subsidiary for any period or decreasing any Tax attribute of the Company existing on the Closing Date; or

(s) committed or agreed to do any of the foregoing in the future.

4.22. Affiliate Transactions. Except as set forth in Section 4.22 of the Company Disclosure Schedule or in a Contract listed in Section 4.16(a) of the Company Disclosure

Schedule, no officer, director, employee, shareholder or of the Company or the Subsidiary or, to the Knowledge of the Company, any Affiliate of the Company or individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest (an “Insider”), is a party to any contract or agreement with the Company or has any interest in any property, asset or right used by the Company for its business as currently conducted or proposed to be conducted or has received any funds from or on behalf of the Company or the Subsidiary since the Balance Sheet Date. All obligations or the Company to the Subsidiary or the Subsidiary to the Company are set forth in Section 4.22 of the Company Disclosure Schedule.

4.23. Indebtedness. Section 4.23 of the Company Disclosure Schedule sets forth the Indebtedness of the Company and the Subsidiary as of the date of this Agreement. All Indebtedness (other than Indebtedness specified in clauses (vii), (viii), or (ix) of the definition thereof) will be paid off in full by the Company or the Subsidiary, as applicable, prior to the Closing Date.

4.24. Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Subsidiary.

4.25. Relationships with Suppliers. Section 4.25 of the Company Disclosure Schedule sets forth a true, correct, and complete list of the material suppliers of raw materials, work in process, intermediates, packaging, labeling and finished product for each of the Company’s or the Subsidiary’s products and services to the Company and the Subsidiary in connection with their business (collectively, the “Suppliers”). From the Balance Sheet Date through the date of this Agreement, none of the Suppliers have given the Company or the Subsidiary notice terminating, canceling or otherwise adversely modifying or threatening to terminate, cancel or otherwise adversely modify any Contract or relationship with the Company or the Subsidiary or has made any other claim against the Company or the Subsidiary under any Contract with the Company or the Subsidiary.

4.26. Relationships with Customers. Section 4.26 of the Company Disclosure Schedule sets forth a true, correct, and complete list of all customers constituting at least one percent (1%) of the Company’s or the Subsidiary’s gross sales (including wholesalers) based on the gross revenues received by the Company and the Subsidiary from each such customer for the twelve (12) months period ended on the Balance Sheet Date. From the Balance Sheet Date through the date of this Agreement, none of the customers set forth in Section 4.26 of the Company Disclosure Schedule have given the Company or the Subsidiary notice terminating, canceling or adversely modifying or threatening to terminate, cancel or adversely modify any Contract or relationship with the Company or the Subsidiary or has made any other material claim against the Company or the Subsidiary under any Contract with the Company or the Subsidiary.

4.27. Bank Accounts. Section 4.27 of the Company Disclosure Schedule provides accurate and complete information with respect to each account maintained by or for the benefit of the Company or the Subsidiary at any bank or other financial institution.

4.28. Disclosure. No representation or warranty made by the Company in this Agreement or the Transaction Agreements, and no statement made in any schedule or exhibit to this Agreement or any of the Transaction Agreement or any certificate, document, exhibit or schedule furnished or to be furnished by the Company to Parent or Merger Sub at the Closing pursuant Section 8 of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading; provided, that this representation and warranty does not apply to disclosures in contracts or other documents only referenced in the Company Disclosure Schedule.

5. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

5.1. Organization and Authority. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement and the Transaction Agreements, and to consummate the transactions contemplated hereby and thereby. Each of Parent and Merger Sub has provided the Company with true, complete, and correct copies of its organizational documents, as amended to date.

5.2. Authorization. The execution and delivery of this Agreement and the Transaction Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement and the Transaction Agreement constitute the valid and legally binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other laws affecting creditors’ rights generally and to the application of general equitable principles. The execution, delivery and performance of this Agreement and the Transaction Agreements, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to Parent or Merger Sub; (b) violate the provisions of Parent’s or Merger Sub’s Certificate of Incorporation or By-Laws; (c) violate any judgment, decree, order or award of any court, Governmental Authority or arbitrator or (d) conflict with or result in the material breach or termination of any term or provision of, or constitute a default under, or cause any material acceleration under, or cause the creation of any material lien, charge or encumbrance upon the properties or assets of Parent or Merger Sub pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub is or may be bound. Schedule 5.2 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties (including regulatory or governmental bodies) that are required in connection with the consummation by Parent and Merger Sub of the transaction contemplated by this Agreement.

5.3. Financing. Parent possesses and will possess sufficient cash funds to pay the Merger Consideration pursuant to this Agreement.

5.4. Tax Matters. The Parent shall not amend any Tax Return of the Company without the consent of the Representative, which consent may not be unreasonably withheld, conditioned or delayed, if such amendment would result in indemnification under Section 11. The Parent shall not make or cause to be made an election pursuant to Section 338 of the Code with respect to the Company.

6. Covenants.

6.1. Conduct of Business Pending Closing. From the date hereof until the Closing, each of the Company and the Subsidiary shall use commercially reasonable efforts to:

(a) maintain its existence in good standing;

(b) conduct its business in the ordinary course, except as otherwise expressly permitted by this Agreement;

(c) file on a timely basis with the appropriate Taxing authorities all Tax Returns required to be filed, and pay all Taxes due, before the Closing Date;

(d) pay all outstanding Indebtedness such that neither the Company nor the Subsidiary will have any Indebtedness as of the Closing;

(e) pay all bonuses, commissions, and accrued vacation time due to employees, officers, directors, or consultants of the Company or the Subsidiary related to periods occurring on or before the Closing Date (collectively, the “Company Bonus Payments”), which Company Bonus Payments shall be set forth on Schedule 6.1(e) hereto (which Schedule 6.1(e) shall also set forth the amount of all bonuses and commissions due to employees, officers, directors, or consultants of the Company or the Subsidiary for the period beginning on the date following the Closing Date and ending on December 31, 2012 (collectively, the “Parent Bonus Payments”), which Parent Bonus Payments shall be paid by Parent in addition to the Merger Consideration payable to the Company Holders hereunder), and terminate the Company and the Subsidiary’s accrued vacation policies as of the Closing Date such that neither Parent, the Surviving Corporation, nor the Subsidiary will have any liability for any accrued vacation time payment due to any employee, officer, director, or consultant of the Company or the Subsidiary; and

(f) to (i) preserve its business intact, (ii) keep available to the Company and the Subsidiary the services of its present officers and employees, and (iii) preserve for the Company and the Subsidiary, as applicable, the goodwill of its suppliers, customers and others having business relations with the Company or the Subsidiary.

6.2. Prohibited Actions Pending Closing. Unless otherwise expressly permitted herein or approved by Parent in writing (which approval shall not be unreasonably withheld or delayed), from the date hereof until the Closing, neither the Company nor the Subsidiary will:

(a) adopt any change in its organizational documents;

(b) merge, consolidate or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization involving the Company or the Subsidiary, other than the transactions contemplated hereby;

(c) split, combine or reclassify any shares of capital stock of the Company or other securities of the Company or the Subsidiary, amend the terms of any such stock or other securities (except as specifically contemplated by this Agreement), or issue or grant any securities (whether or not under the Plan), other than upon exercise or conversion of outstanding securities;

(d) increase the salaries or wages of the employees or officers of the Company or the Subsidiary, enter into any employment, deferred compensation, severance or similar agreement (or amend any such agreement), increase the compensation payable or to become payable by it to any of its directors, or increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with the directors, officers or employees of the Company and the Subsidiary;

(e) change accounting or Tax reporting principles, methods or policies of the Company or the Subsidiary, except as required by applicable Law;

(f) make, change or rescind any election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes or settle or compromise any Tax claim or assessment, except as required by applicable Law;

(g) make any loans, advances or capital contributions to, or investments in, any Person other than the Company and the Subsidiary (other than advances to employees for business expenses in the ordinary course of business of the Company’s or the Subsidiary’s business, in an amount not to exceed $10,000 individually or $25,000 in the aggregate);

(h) (i) mortgage, pledge or subject to any Lien any of its assets, other than Permitted Liens, or (ii) acquire any assets or sell, assign, transfer, convey, lease or otherwise dispose of any assets of the Company or the Subsidiary, other than in the ordinary course of business;

(i) Materially amend, cancel, terminate, relinquish, waive or release any Contract, license or other right;

(j) make or commit to make any capital expenditures or capital additions or betterments in excess of $25,000 in the aggregate;

(k) make any material payments, engage in any discount activity or pay any other consideration to any customers or suppliers, other than in the ordinary course of business;

(l) make any material change in the manner of billing of, or the credit lines made available to, any customers;

(m) make any material change in the selling, distribution, pricing, advertising, terms of sale or collection practices or timing that is inconsistent with past practice;

(n) grant any license or sublicense of any rights under or with respect to any Intellectual Property, other than in the ordinary course of business, or abandon any rights relating to any Intellectual Property;

(o) institute any Proceeding or settle any Proceeding;

(p) declare, set aside, make or pay any dividend or other distribution of any assets with respect to any capital stock of the Company or the Subsidiary; provided, however, that the Company shall be permitted to distribute any cash in excess of the amount required to ensure that Net Working Capital as reflected on the Working Capital Estimate is a smaller negative number or equal to Target Working Capital; or

(q) amend the Carve-Out Plan in any way;

(r) agree, commit, arrange or enter into any understanding to do anything set forth in this Section 6.2.

6.3. Access to Information.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause the Subsidiary and their respective officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable Law, at all reasonable business hours to its officers, employees, properties, offices, and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing. Such reasonable access shall include, consistent with applicable Law, making available the Company’s information technology personnel for consultation regarding the Company’s information technology systems.

(b) Each of Parent and Merger Sub will hold and treat and will cause its officers, employees and other Representatives to hold and treat in confidence all documents and information concerning the Company and the Subsidiary furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with that certain Non-Disclosure Agreement, dated as of June 27, 2012 (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

6.4. Publicity. Parent and the Company will issue a joint press release announcing the execution of this Agreement, in such form as shall be mutually agreed upon by Parent and the Company. Parent will issue a press release announcing consummation of the transactions contemplated hereby. The Company and the Subsidiary shall not directly or indirectly make any other public announcement or statement regarding this Agreement or the transactions contemplated hereby without the prior consent of Parent, except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange or automated quotation system, in which case the party required to make the release or announcement shall allow Parent reasonable time to comment on such release or announcement in advance of such issuance.

6.5. 401(k) Plan; Employee Benefits. Notwithstanding anything contained herein to the contrary, the Parent and the Company acknowledge and agree that they will work together with respect to the transition of Company or Subsidiary employees from the Zmanda Incorporated 401(k) Profit Sharing Plan & Trust (the “Company 401(k) Plan”) to the Carbonite, Inc. 401(k) Plan (the “Parent 401(k) Plan”) to the extent that any applicable employee who was participant in the Company 401(k) Plan desires to participate in the Parent 401(k) Plan. The Company shall cause the Company 401(k) Plan to terminate as of the Closing Date (but contingent on the Closing) and, from and after the Closing Date, Parent shall provide for the participation by employees of the Surviving Corporation in the Parent 401(k) Plan, and Parent shall recognize service with the Company (or service credited by the Company) for the purpose of eligibility and vesting with respect to such Parent 401(k) Plan and all other employee benefit plans, programs, policies and arrangements and employment policies maintained by Parent in which they become participants. Parent shall cause the Surviving Corporation to maintain the effectiveness of those Employee Plans listed on Schedule 6.5 attached hereto through December 31, 2012, at which time retained employees of the Surviving Corporation shall be eligible to participate in employee benefit plans maintained by Parent for employees serving in comparable positions. The Company shall cause all Employee Plans not listed on Schedule 6.5 to terminate as of the Closing Date (but contingent on the Closing). Effective January 1, 2013, Parent shall provide that all continuing employees of the Company and the Subsidiary shall have access to benefits (excluding equity compensation and accrued vacation) that are substantially equivalent, in the aggregate, to (x) the benefits that such employees had immediately prior to the Effective Time and (y) the benefits that Parent and its subsidiaries make available to their employees serving in comparable positions; provided, however, that Parent shall not provide for any payments to employees as a result of accrued by unused vacation time except as required by applicable Law.

6.6. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

6.7. Indemnification of Officers and Directors of the Company. The Company shall purchase, prior to the Closing Date, a six year “tail” prepaid officers’ and directors’ liability insurance policy with a deductible not to exceed $20,000 (“Tail D&O Insurance”) in respect of acts or omissions occurring prior to the Closing Date covering each such director and officers and provide a copy of such Tail D&O Insurance policy to Parent. Contingent upon the Company purchasing the Tail D&O Insurance, during the period ending six years after the Closing Date, Parent will ensure (and will cause any of its successors to ensure) that Parent and the Surviving Corporation fulfill and honors the obligations of the Company to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company’s Certificate of Incorporation or By-Laws, employment agreements, or indemnification agreements (each as identified on the Company Disclosure Schedule) or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. Parent shall not (and shall cause any of its successors not) to take any action to terminate or adversely affect the rights of such officers and directors under the Tail D&O Insurance.

6.8. Preparation and Filing of Tax Returns; Payment of Taxes. Parent shall prepare and file or cause to be prepared and filed all Tax Returns of the Company that are filed after the Closing Date, and, subject to the indemnification obligations hereunder, shall pay or cause to be paid all Taxes due with respect to such Tax Returns. Notwithstanding the foregoing, with regard to any Taxes due following the Closing Date for any portion of the Straddle Period occurring on or prior to the Closing Date (the “Pre-Closing Tax Period”), including any additional amounts owed with regard to such Pre-Closing Tax Period, as a result of any audit or otherwise, determined after the date on which any Tax Return for the Straddle Period is initially filed, the Representative and Parent shall cause Parent to be reimbursed from the Escrow Fund, within ten (10) business days following the date on which Parent notifies the Representative that any such Taxes have been paid by Parent, (i) in the case of Taxes based on or measured by income or receipts, the amount of any such Taxes allocated to the Pre-Closing Tax Period based on an interim closing of the books the Company and the Subsidiary as of the Effective Time and (ii) in the case of Taxes other than Taxes based on or measured by income or receipts, the amount of any such Taxes equal to the product obtained by multiplying (A) the aggregate amount of such Taxes due for such Straddle Period, by (ii) a fraction, the numerator of which is the number of calendar days of such Straddle Period that occurred on or prior to the Closing Date and the denominator of which is the total number of days of such Straddle Period (collectively, the “Tax Reimbursement Amount”). With respect to Tax Returns of the Company for any Taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date, Parent shall provide the Representative copies of all such federal income Tax Returns and all other such material Tax Returns at least ten (10) days prior to their filing and shall permit the Representative to review and comment on each such Tax Return prior to filing; provided, however that Parent may, in its sole discretion, accept or reject any comments received from the Representative. “Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

6.9. Company Holder Authorizations. As soon as practicable following the date of this Agreement, the Company shall circulate such documents and instruments as are necessary to (i) cause the Stockholders to approve this Agreement and the transactions contemplated hereby, (ii) solicit a requisite stockholder vote under Section 280G(b)(5) of the Code seeking approval of any payments or benefits that are “excess parachute payments” within the meaning of Section 280G of the Code (the “280G Vote”), (iii) require all “disqualified individuals” within the meaning of Section 280G of the Code to subject their existing benefits and payments that are “excess parachute payments” to the stockholder approval requirements of Section 280G(b)(5) of the Code, as contemplated in the Treasury Regulations promulgated thereunder, (iv) cause the Stockholder to approve the Amended and Restated Charter, and (v) cause 95% of the outstanding shares of Preferred Stock as of immediately prior to the Effective Time and Carve-Out Participants eligible to receive at least 90% of the aggregate amounts to be paid pursuant to the Carve-Out Plan (including each Carve-Out Participant eligible to receive a payment of $2,500 or more pursuant to the Carve-Out Plan) to agree to be bound by the provisions of Section 3 hereof.

6.10. Post-Closing Bonuses. Parent shall pay all bonuses and commissions earned by employees, officers, directors, or consultants of the Company or the Subsidiary pursuant to Company and Subsidiary bonus and commission agreements or arrangement in effect on the date hereof and set forth on Section 4.16 and/or 4.19 of the Company Disclosure Schedule related to periods occurring after the Closing Date and on or prior to December 31, 2012.

6.11. Accounts Receivable.

(a) Company Receivables not collected by Parent or the Surviving Corporation within 180 days after the due date of such Company Receivables (the “Uncollected Receivables”) shall be assigned by Parent or the Surviving Corporation, as applicable, to the Representative if and only if Parent has made claims for indemnification pursuant to Section 11 in excess of the Basket, including for the purposes hereof only claims for indemnification to which the Basket applies (the “Claimed Losses”). In such event, Parent or the Surviving Corporation shall assign Uncollected Receivable to the Representative in an amount equal to the amount by which the Claim Losses exceed the Basket, up to the amount of the Uncollected Receivables. By way of illustration, if Uncollected Receivables are equal to $75,000 and Claimed Losses are equal to $300,000, Parent or the Surviving Corporation, as applicable, would assign $50,000 in Uncollected Receivables to the Representative ($300,000 of Claimed Losses minus the $250,000 Basket).

(b) Notwithstanding anything contained herein to the contrary, Uncollected Receivables shall not result in Losses for which Parent may seek indemnification pursuant to Section 11 if Parent or the Surviving Corporation enters into an agreement with the same payee to which such Uncollected Receivables pertain where such agreement results in accounts receivable or deferred revenue to Parent or the Surviving Corporation after the date of the original agreement that gave rise to the Uncollected Receivables.

7. Mutual Obligations to Close. The respective obligations of each party to this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, each of which may be waived in writing executed jointly by the Parent and the Representative:

7.1. Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the parties hereto of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

7.2. Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Company to authorize or carry out this Agreement and the transactions contemplated hereby shall have been taken.

7.3. Adverse Proceedings. No action or proceeding by or before any court or other Governmental Authority shall have been instituted or, to the Parent’s or the Company’s knowledge, threatened in writing by any Governmental Authority or Person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

8. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of Parent:

8.1. Continued Truth of Representations and Warranties; Compliance with Covenants and Obligations. The representations and warranties of the Company shall be true and correct on and as of the date hereof and the Closing Date in all respects as though such representations and warranties were made on and as of such date, except that (A) any such representation or warranty that is made only as of a specific date or time shall be so true and correct as of such specified date or time and (B) those failures to be true and correct that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (without giving effect to any limitations or qualifications as to “materiality,” (including the word “material”) “Material Adverse Effect,” or “Knowledge” contained in any applicable representation or warranty). The Company shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

8.2. Consent of Third Parties. The Company shall have received, and delivered evidence thereof to Parent, those consents and approvals of third parties set forth on Section 4.3 of the Company Disclosure Schedule.

8.3. Conduct of Company’s Business. As of the Closing Date neither the Company nor the Subsidiary shall have made or committed to make any payments to employees, directors or stockholders outside of the Company’s ordinary course of business or as explicitly contemplated hereby (except for payments that are made at or prior to the Effective Time).

8.4. No Material Adverse Effect. No Material Adverse Effect (or change, event or development that has or would be reasonably expected to have a Material Adverse Effect) shall have occurred since the execution of this Agreement.

8.5. Plan Terminations. The Company shall have terminated all (a) options, warrants and other rights to acquire the Company’s securities effective as of the Closing Date and any plans related thereto that do not by their terms terminate as of the Closing Date, and (b) the Company 401(k) Plan and those Employee Plans not listed on Schedule 6.5.

8.6. Indebtedness. Neither the Company nor the Subsidiary shall have any Indebtedness (other than Indebtedness specified in clauses (vii), (viii), or (ix) of the definition thereof).

8.7. Expenses. The Company and the Subsidiary shall have paid all of their respective Expenses, including, without limitation, the fees and expenses of Gunderson Dettmer and shall have delivered reasonably satisfactory evidence of such payment to Parent.

8.8. Dissenters’ Rights. Holders of no more than 5% of the outstanding Shares shall have exercised, nor shall they have any continued right to exercise, appraisal, dissenters’ or similar rights under applicable Law with respect to their Shares by virtue of the Merger.

8.9. Company Bonus Payments. The Company and/or the Subsidiary shall have paid all Company Bonus Payments and shall have delivered reasonably satisfactory evidence of such payment to Parent.

8.10. Company Holder Authorizations. The Company shall have complied with the provisions of Section 6.9 hereof and shall have delivered reasonably satisfactory evidence of same to Parent.

8.11. Tail D&O Insurance. The Company shall have purchased and paid for the Tail D&O Insurance and shall have delivered reasonably satisfactory evidence of same to Parent.

8.12. Carve-Out Plan. The Carve-Out Plan shall provide that the aggregate Carve-Out Amount shall be paid to the Carve-Out Participants or the Remaining Participants, as applicable, one half on or about the Closing Date, one quarter on or about July 15, 2013, and one quarter on or about January 31, 2014, in each case consistent with Parent’s customary payroll practices, and the Carve-Out Plan shall not have been amended after the date of this Agreement.

8.13. Escrow Agreement. The Representative and the Escrow Agent shall have entered into the Escrow Agreement.

8.14. FIRPTA Compliance. The Company shall have delivered a properly executed statement in a form reasonably satisfactory to Parent for the purpose of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) promulgated pursuant to the Code.

8.15. Employment Arrangements. In connection with the execution and delivery of this Agreement, Parent shall have entered into an employment arrangement with Chander Kant in the form attached hereto as Exhibit E, which agreement includes the Parent’s assignment of inventions and confidentiality agreements (the “Employment Documents”), and which Employment Documents shall not have been revoked or repudiated prior to or as of the Closing.

8.16. Non-Competition Agreement. Chander Kant shall have executed and delivered to Parent a non-competition agreement, in the form attached hereto as Exhibit F (the “Non-Competition Agreement).

8.17. Closing Deliveries. Parent shall have received at or prior to the Closing all documents referenced in this Section 8; the following documents, instruments and certificates; and such other documents, instruments and certificates as Parent may reasonably request:

(a) a certificate of the chief executive officer of the Company certifying that, to his Knowledge, the conditions set forth in Sections 8.1 – 8.12 have been satisfied;

(b) certificates of the Secretary of State of the States of Delaware and the Secretary of State of California as to the legal existence and good standing of the Company therein;

(c) a certificates as to the legal existence and good standing of the Subsidiary in the Republic of India;

(d) resignations of the directors and officers of the Company and the Subsidiary, effective as of the Closing;

(e) a release, in substantially the form attached hereto as Exhibit G (the “Release”), from Stockholders holding at least 95% of the outstanding shares of Preferred Stock as of immediately prior to the Effective Time and Carve-Out Participants eligible to receive at least 90% of the aggregate amounts to be paid pursuant to the Carve-Out Plan (including each Carve-Out Participant eligible to receive a payment of $2,500 or more pursuant to the Carve-Out Plan), effective as of the Closing;

(f) all payoff letters relating to any Indebtedness specified in clauses (i) or (ii) of the definition thereof and releases from third parties of any and all Liens, other than Permitted Liens, relating to the assets and property of the Company to the extent necessary; and

(g) a certificate of the secretary of the Company attesting to the incumbency of the Company’s officers, the authenticity of the resolutions of the board of directors and Stockholders authorizing the transactions contemplated by this Agreement and certifying the results of the 280G Vote, and the authenticity and continuing validity of the organizational documents delivered pursuant to Section 4.1.

9. Conditions to Obligations of the Company and the Stockholders. The obligations of the Company under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company:

9.1. Continued Truth of Representations and Warranties; Compliance with Covenants and Obligations. The representations and warranties of Parent and Merger Sub shall be true and correct on and as of the date hereof and the Closing Date in all material respects as though such representations and warranties were made on and as of such date, unless any such representation or warranty is made only as of a specific date or time, in which event such representation and warranty shall be so true and correct as of such specified date or time. The Company shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

9.2. Consents of Third Parties. Parent shall have received, and shall have provided evidence thereof to the Company, all requisite consents and approvals of those third parties set forth on Schedule 5.2 attached hereto, except where the failure to deliver such a consent or approval has no material adverse effect on the consummation of this transaction contemplated by this Agreement.

9.3. Employment Documents. Parent and Chander Kant shall have entered into the Employment Documents, which shall not have been revoked or repudiated prior to or as of the Closing.

9.4. Escrow Agreement. Parent and the Escrow Agent shall have entered into the Escrow Agreement.

9.5. Closing Deliveries. The Company shall have received at or prior to the Closing all documents referenced in this Section 9 and the following documents, instruments and certificates:

(a) a certificate of the chief executive officer of Parent certifying that the conditions set forth in Section 9.1 have been satisfied as to Parent;

(b) a certificate of the president of Merger Sub certifying that the conditions set forth in Section 9.1 have been satisfied as to Merger Sub;

(c) certificates of the Secretary of State of the State of Delaware as to the legal existence and good standing of Parent and Merger Sub therein;

(d) a certificate of the secretary of each of Parent and Merger Sub attesting to the incumbency of Parent’s and Merger Sub’s officers, as applicable, the authenticity of the resolutions of the board of directors and stockholders, as applicable, authorizing the transactions contemplated by this Agreement, and the authenticity and continuing validity of the organizational documents delivered pursuant to Section 5.1; and

(e) payment or release, as applicable, of (i) the Closing Payment Amount to the Payment Agent, (ii) the Escrow Amount to the Escrow Agent, and (iii) the Representative Fund Amount to the account designated by the Representative.

10. Termination

10.1. Termination by the Parties. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after the approval and adoption of this Agreement and the transactions contemplated hereby by the Stockholders of the Company or the stockholder of Merger Sub:

(a) by the mutual agreement of Parent and the Company;

(b) by Parent or Merger Sub if there shall have been a material breach of any representation, warranty, covenant or obligation on the part of the Company contained in this Agreement such that the conditions set forth in Section 8.1 would not be satisfied and, in such case, such breach is incapable of being, or is not, cured by the Termination Date;

(c) by the Company if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 9.1 would not be satisfied and, in such case, such breach is incapable of being, or is not, cured by the Termination Date;

(d) by Parent, Merger Sub or the Company if (i) the Effective Time shall not have occurred by November 30, 2012 (the “Termination Date”); provided, however that the right to terminate this Agreement under this Section 10(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction in the United States or other Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

10.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, written notice shall be given by the terminating party to the other parties hereto and this Agreement shall forthwith become void; provided that (i) the provisions of this Section 10, Section 6.3(b), and Section 14 shall survive any such termination, and (ii) nothing herein will relieve any party from liability for fraud or willful misrepresentation with the intent to deceive or be deemed to waive any rights of specific performance or claim for damages of this Agreement available to a party by reason of any willful breach by the other party or parties of this Agreement (subject to the limitations herein set forth).

11. Indemnification.

11.1. By the Company Holders. Each Company Holder hereby agrees to indemnify and hold harmless Parent, Merger Sub, the Surviving Corporation, their respective Affiliates, and their respective officers, directors, employees, stockholders, representatives and agents (collectively, the “Indemnified Parties”) from and against all claims, damages, losses and liabilities (including, without limitation, any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions to the extent that an Indemnified Party is otherwise entitled to indemnification pursuant to Sections 11.1(i)-(x) hereof) (collectively, the “Losses”) as a result of, in connection with, related to, or arising from (i) any breach of any representation or warranty of the Company contained in this Agreement, (ii) non-fulfillment or non-performance on the part of the Company of any covenant, obligation, or agreement contained in this Agreement, (iii) all Taxes (or the non-payment thereof) of the Company or the Subsidiary for all taxable periods ending on or before the Closing Date (to the extent that no adjustment for such Taxes has been reflected in Net Working Capital as reflected on the Final Working Capital Statement or paid in accordance with the provisions of Sections 2.7 and 2.10) and any Taxes for any Pre-Closing Tax Period paid by Parent and not otherwise reimbursed from the Escrow Fund pursuant to the terms of Section 6.8 hereof, (iv) any obligation or liability, contingent or otherwise, of the Company Holders, the Company, or the Subsidiary for any Expenses (unless (A) paid from the Closing Payment Amount pursuant to the provisions of Section 2.7(b)(ii) or (B) unless such Expenses has been reflected in Net Working Capital as reflected on the Final Working Capital Statement and paid in accordance with the provisions of Sections 2.7 and 2.10), (v) any Indebtedness in existence as of the Closing Date or otherwise relating to periods on or prior to the Closing Date, other than Indebtedness specified in clauses (vii), (viii), or (ix) of the definition thereof, (to the extent not paid from the Closing Payment Amount pursuant to the provisions of Section 2.7(b)(i) or reflected in Net Working Capital as reflected on the Final Working Capital Statement and paid in accordance with the provisions of Sections 2.7 and 2.10), (vi) any claim related to the Allocation, any options, warrants or other rights to acquire equity interests in the Company or the Subsidiary or to be treated as a stockholder of the Company on or prior to the Closing Date, (vii) any amount by which Net Working Capital as reflected on the Final Closing Statement is a greater negative number than Target Working Capital (other than any portion of such amount reflected in the adjustment made at Closing pursuant to the provisions of Section 2.7(a) or otherwise released to Parent from the Escrow Fund pursuant to the provisions Section 2.10), (viii) any fraud or intentional misrepresentation by the Company in this Agreement or the Transaction Agreements or in any statement made in any schedule or exhibit to this Agreement or any of the Transaction Agreement or in any certificate, document, exhibit or schedule furnished or to be furnished by the Company to Parent or Merger Sub at the Closing pursuant Section 8 of this Agreement, and (ix) any amounts paid or incurred by Parent or the Surviving Corporation in connection with any obligation of Parent or the Surviving Corporation pursuant to the provisions of Section 6.7, including, without limitation, the payment of any premiums or deductibles in connection with the Tail D&O Insurance (to the extent not paid from the Closing Payment Amount pursuant to the provisions of Section 2.7(b) or reflected in Net Working Capital as reflected on the Final

Working Capital Statement and paid in accordance with the provisions of Sections 2.7 and 2.10) or, (x) amounts paid or incurred by Parent or the Surviving Corporation in connection with any exercise of appraisal, dissenters’ or similar rights under applicable Law with respect to Shares by virtue of the Merger (“Dissenters’ Rights Claims”). The Indemnified Parties’ right to indemnification hereunder shall not be affected by any investigation, inquiry or examination made by or on behalf of, or any knowledge of, any of Parent’s or Merger Sub’s officers, directors, shareholders, employees or agents. The indemnification obligations of each Company Holder pursuant to this Section 11 for amounts in excess of the amount then on deposit in the Escrow Fund shall be paid by the Company Holders in accordance with the allocation set forth on Schedule 11.1 attached hereto and, other than in connection with a Fraud Claim, the maximum amount of each Company Holder’s indemnification obligations (other than with regard to the amount then on deposit in the Escrow Fund) shall be as set forth thereon (the “Indemnification Share”).

11.2. Claims for Indemnification.

(a) Whenever any claim shall arise for indemnification under this Section 11, the Indemnified Party shall promptly notify the Representative (the “Indemnifying Party”), in writing (the “Indemnification Notice”) of the claim, specifying in reasonable detail the basis of the claim and the amount or an estimate of the amount of the Losses for which indemnification is sought; provided that, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party has been materially prejudiced thereby. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party (a “Third Party Claim”), the Indemnification Notice shall specify, if known, the amount or an estimate of the amount of the Losses for which indemnification is sought and shall attach all correspondence and demands from such third party. In the event that any claim for indemnification involves a matter other than a Third Party Claim, the Indemnifying Party shall have thirty (30) days from receipt of the Indemnification Notice to object to such claim by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed); provided, however, (i) that the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party so long as such settlement expressly and unconditionally releases the Indemnifying Party from all liabilities and obligations with respect to such claim, without prejudice and (ii) if the Indemnified Party settles or compromises such claim without the consent of the Indemnifying Party and the Indemnifying Party shall not have had the option to conduct the defense of such claim pursuant to this Section 11, such settlement or compromise shall not affect in any way the right of the Indemnifying Party to contest its obligation to indemnify Indemnified Party with respect to such claim pursuant to this Agreement or otherwise.

(b) Parent and Merger Sub acknowledge and agree that they shall not make any claim for indemnification pursuant to this Section 11 against any one Stockholder unless Parent and Merger Sub makes a claim for indemnification against all Stockholders.

11.3. Defense by the Indemnifying Party.

(a) In connection with any claim solely for monetary damages which may give rise to indemnity hereunder resulting from or arising out of any Third Party Claim, the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, upon written notice given to the Indemnified Party that the Indemnifying Party shall conduct the defense actively and diligently, the Indemnifying Party may assume the defense of any such claim or legal proceeding. If the Indemnifying Party assumes the defense of any such claim or legal proceeding pursuant to this Section 11.3(a), the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and, at the sole cost and expense of the Indemnifying Party, shall take all steps it reasonably deems necessary or appropriate in the defense or settlement thereof; provided that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim if (x) pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party, or (y) if such settlement does not involve expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice. If the Indemnifying Party assumes the defense pursuant to this Section 11.3(a), the Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume (or is not permitted to assume) the defense of any such claim or litigation resulting therefrom within fifteen (15) days after the date it receives notice of such claim from the Indemnified Party: (1) the Indemnified Party shall defend against such claim or litigation at the Indemnifying Party’s expense in such manner as it may deem necessary or appropriate, including, but not limited to, settling such claim or litigation (subject to the last sentence of Section 11.2(a)), on such terms as the Indemnified Party may deem appropriate, and (2) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. In connection with any claim other than solely for monetary damages which may give rise to indemnity hereunder, the Indemnified Party shall have the option to assume the defense of such claim or litigation upon written notice to the Indemnifying Party within fifteen (15) days after the Indemnified Party becomes aware of such claim and (A) if the Indemnified Party so exercises such option, it shall defend against such claim or litigation at the Indemnifying Party’s expense in such manner as it may deem necessary or appropriate, including, but not limited to, settling such claim or litigation (subject to the last sentence of Section 11.2(a)), on such terms as the Indemnified Party may deem appropriate, and (B) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party had the option to conduct the defense of such Third Party Claim pursuant to this Section 11 and thereafter seeks to question the manner in which the Indemnified Party defended such claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such Third Party Claim in a reasonably prudent manner. If the Indemnified Party settles or compromises such Third Party Claim without the consent of the Indemnifying Party and the Indemnifying Party shall not have had the option to conduct the defense of such Third Party Claim pursuant to this Section 11, such settlement or compromise shall not affect in any way the right of the Indemnifying Party to contest its obligation to indemnify Indemnified Party with respect to such claim pursuant to this Agreement or otherwise, including the right to contest the litigation strategy of the Indemnified Party, the cost of counsel selected by the Indemnified Party, or whether such settlement or compromise was materially affected by Parent’s existing relationship with the third party claimant.

(b) The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including (i) developing and implementing a litigation strategy, (ii) allowing counsel for both parties to attend meetings and conferences with counsel for the third party asserting the Third Party Claim, (iii) reviewing and advising on all legal pleadings by or on behalf of the Company and other defendants in the Third Party Claim and (iv) making available records relating to such claim and furnishing employees of both parties as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to a Third Party Claim.

11.4. Payment of Indemnification Obligation.

(a) Other than in connection with (i) a breach of the representations or warranties contained in Section 4.1 (Organization), Section 4.2 (Capitalization), Section 4.3 (Authorization), Section 4.10 (Environmental Compliance), Section 4.14 (Tax Matters), or Section 4.19 (Employee Benefit Plans) (collectively, the “Fundamental Representations”), (ii) a claim for indemnification based on fraud or intentional misrepresentation by the Company (a “Fraud Claim”), (iii) a claim for indemnification related to the Parent D&O Obligations, or (iv) a claims for indemnification related to a Dissenters’ Rights Claims, the sole recourse of an Indemnified Party is limited to the amount then on deposit in the Escrow Fund and available for distribution therefrom. In the event that the Escrow Fund is insufficient to pay any Indemnified Party any amounts owed to such Indemnified Party (other than for claims based on breach of a Fundamental Representation, a Fraud Claim, indemnification related to the Parent D&O Obligations, or indemnification related to a Dissenters’ Rights Claims), the Indemnified Parties shall not be entitled to collect any remaining amounts not satisfied from the Escrow Fund from the Company Holders or any other Person, and none of the Company Holders, nor any other Person, shall have any liability for any such deficiency.

(b) In connection with a claim for indemnification based on the breach of a Fundamental Representation, related to the Parent D&O Obligations, or related to a Dissenters’ Rights Claims, the initial recourse of an Indemnified Party shall be to the amount then on deposit in the Escrow Fund and available for distribution therefrom. In the event that the Escrow Fund is insufficient to pay an Indemnified Party any amounts owed to such Indemnified Party in connection with a claim for indemnification based on breach of a Fundamental Representation, related to the Parent D&O Obligations, or related to a Dissenters’ Rights Claim, each Company Holder, in accordance with such Company Holder’s Indemnification Share, shall indemnify and hold such Indemnified Party harmless from and against the portion of such Losses not satisfied from the Escrow Fund.

(c) In connection with a claim for indemnification based on a Fraud Claim, the initial recourse of an Indemnified Party shall be to the amount then on deposit in the Escrow Fund and available for distribution therefrom. In the event that the Escrow Fund is insufficient to pay an Indemnified Party any amounts owed to such Indemnified Party in connection with a claim for indemnification based on a Fraud Claim, the Company Holders shall jointly and severally indemnify and hold such Indemnified Party harmless from and against all of such Losses not satisfied from the Escrow Fund.

(d) Upon a final determination of an indemnification claim made by the Indemnified Party, whether such final determination is by reason of (i) a failure of the Indemnifying Party to timely object to an Indemnification Notice or (ii) the mutual agreement of the Indemnifying Party and the Indemnified Party, or (iii) a final judgment of a court of competent jurisdiction which is either not subject to any further appeals or the time for giving notice to take such appeals has lapsed and no such notice was filed, then the amount of the Losses stated in such claim or otherwise agreed to or awarded (collectively, a “Final Determination”), as the case may be, shall, subject to the limitations of this Section 11, be paid by the Indemnifying Party first from the amount then on deposit in the Escrow Fund and then in cash or by cashier’s check or by wire transfer of immediately available funds.

11.5. Survival of Representations; Claims for Indemnification. Unless otherwise provided herein, all representations and warranties of the Company contained in this Agreement shall survive until the date 18 calendar months following the Closing Date (regardless of any investigation, inquiry or examination made by or on behalf of, or any knowledge of, any of Parent’s or Merger Sub’s officers, directors, shareholders, employees or agents, or the acceptance of any of the schedules attached hereto or any certificate contemplated hereby), it being the explicit intention of the parties that no claim for indemnification may be brought by Parent or the Surviving Corporation solely on account of breach of any such representation or warranty after the date 18 calendar months following the Closing Date and that and any claim for indemnification must be made on or prior to such date, except for (i) claims, if any, asserted in writing prior to such date and identified as a claim for indemnification pursuant to this Section 11, which shall survive until finally resolved and satisfied in full; (ii) claims based upon a breach of a Fundamental Representation, other than the representations and warranties contained in

Section 4.14 (Tax Matters) (the “Tax Representation”), which may be made indefinitely; and (iii) claims based upon a breach of the Tax Representation, which shall survive until the date six (6) calendar months following the expiration of the application statute of limitations, plus extensions for the tolling of such statutes. Notwithstanding anything contained herein to the contrary, there shall be no limitation on the time during which an Indemnified Party may bring a claim for indemnification based upon a Fraud Claim or related to a Parent D&O Obligation or a Dissenters’ Rights Claim.

11.6. Limitations on Indemnification Obligations.

(a) Other than in connection with (i) a Fraud Claim or (ii) or Losses resulting from the failure of the Representative and/or the Company Holders to perform their obligations under Sections 2.10 or 6.8 in connection with the release from the Escrow Fund of the Parent Adjustment Amount or the Tax Reimbursement Amount, the Indemnified Party shall not be entitled to recover from the Indemnifying Party under this Section 11 unless and until the aggregate amount of all Losses suffered by the Indemnified Party exceeds $250,000 (the “Basket”). Once the aggregate amount of Losses by an Indemnified Party exceeds the Basket, such Indemnified Party shall be entitled to indemnity for the amount of all Losses (from the first dollar) of the Indemnified Party.

(b) Notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement and each certificate delivered pursuant hereto shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty which has the effect of making such representation and warranty less restrictive (as if such word were deleted from such representation and warranty) until such time that the aggregate amount of all Losses exceeds the Basket and, from and after the time that the aggregate amount of all Losses exceeds the Basket, this Section 11.6(b) shall be of no further force and effect.

11.7. Exclusive Remedy. Other than the case of a Fraud Claim, the indemnification rights provided in this Section 11 shall be the sole and exclusive remedy of the parties hereto for money damages in connection with any and all matters related to this Agreement or any of the agreements or transactions contemplated herein.

12.	Definitions; Interpretive Provisions.

12.1. Certain Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement:

(a) “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such Person. The term “control” (as used in the terms “controlling”, “controlled by” or “under common control with”) means holding the power to direct or cause the direction of the management and policies of a Person, whether by ownership of equity securities, contract or otherwise.

(b) “Current Assets” shall mean those assets consisting of the following line items of the Current Balance Sheet, the Working Capital Estimate, the Preliminary Working Capital Statement, or the Final Working Capital Statement, as the case may be: (i) “Cash”; (ii) “Accounts Receivable”; and (iii) “Other Current Assets”.

(c) “Environmental Laws” shall mean all applicable federal, state and local laws, rules, regulations, ordinances, requirements and common law relating to pollution, protection of the environment, or protection of worker health and safety from environmental hazards, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Toxic Substance Control Act, 15 U.S.C. §2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. §300f et seq., and any regulations, rules, ordinances adopted or publications promulgated pursuant thereto.

(d) “Final Working Capital Statement” shall mean: (i) the Preliminary Working Capital Statement if the Representative does not provide a Working Capital Statement Objection to Parent during the period specified in Section 2.11(c); (ii) the Preliminary Working Capital Statement, adjusted in accordance with the Working Capital Statement Objection, if Parent does not provide the Representative with a Working Capital Statement Objection Response during the period specified in Section 2.11(d); or (iii) the Preliminary Working Capital Statement, as adjusted by (A) the written agreement of Parent and the Representative and/or (B) the CPA Firm in accordance with Section 2.11(e)(ii).

(e) “Governmental Authority” shall mean any governmental agency, department, bureau, commission or similar body.

(f) “Hazardous Substances” shall mean (i) hazardous materials, hazardous substances, extremely hazardous substances, toxic substances, hazardous wastes or words of similar meaning as defined, listed or regulated under any Environmental Laws; (ii) petroleum, including without limitation, crude oil or any fraction thereof; (iii) any radioactive material; (iv) asbestos in any form or condition regulated under applicable Environmental Laws; (v) polychlorinated byphenyls (“PCBs”) or PCB-containing materials regulated under applicable Environmental Laws; and (vi) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws.

(g) “Indebtedness” shall mean, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations or liabilities (including any prepayment premiums payable as a result of the consummation of the transactions contemplated by this Agreement, assuming that all such obligations were repaid at Closing) arising under any obligations or liabilities of the Company or the Subsidiary consisting of (i) indebtedness for borrowed money, (ii) indebtedness issued in substitution or exchange for borrowed money or any liability for the deferred purchase price of property or services (other than trade payables and accrued expenses which are reflected in the Company Financial Statements, but including deferred purchase price liabilities relating to past acquisitions), (iii) indebtedness evidenced by any note, bond, debenture or other debt security, (iv) obligations under any interest rate, currency or other hedging agreements, (v) any commitment by which the Company or the Subsidiary assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (vi) any indebtedness guaranteed in any manner by the Company or the Subsidiary (including guarantees in the form of an agreement to repurchase or reimburse), (vii) any liabilities or obligations under capitalized leases with respect to which the Company or the Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations the Company or the Subsidiary assures a creditor against loss, (viii) any liabilities of the Company or the Subsidiary under conditional sale or other title retention agreements, (ix) any liabilities with respect to vendor advances or any other advances made to the Company or the Subsidiary, (x) any indebtedness or liabilities secured by a Lien on the Company’s or the Subsidiary’s assets (without duplication of any indebtedness or liability captured by clauses (i) through (ix) above), and (xi) any “success fees” or bonuses, change in control or severance payments payable upon consummation of the transactions contemplated by this Agreement, and any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes, other than the Carve-Out Amount.

(h) “Knowledge” of the Company shall mean the actual knowledge, after reviewing this Agreement and the Company Disclosure Schedules, of Chander Kant, Padmanabhan Sreenivasan, or Barbara Beall.

(i) “Laws” shall mean any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

(j) “Liabilities” shall mean those liabilities consisting of the following line items of the Current Balance Sheet, the Working Capital Estimate, the Preliminary Working Capital Statement, or the Final Working Capital Statement, as the case may be: (i) “Accounts Payable”; (ii) “Venture Debt Loan”; (iii) “Deferred Income”; (iv) “Accrued and Other Liabilities”.

(k) “Liens” shall mean any lien, security interest, mortgage, pledge, license, option, deed of trust, charge, conditional sales contract, claim, restriction, covenant, easement, right of way, title defect or other encumbrance of any nature.

(l) “Material Adverse Effect” shall mean a material adverse effect upon the results of operations, financial condition, prospects, assets, properties, customers and supplier relations, or business of the Company and the Subsidiary, individually or in the aggregate; provided, however, that, in the case of clause (i), none of the following effects shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) changes affecting the economies of or financial, credit or capital market conditions anywhere in the world in which the Company and the Subsidiary operate, to the extent such changes do not adversely affect the Company and the Subsidiary, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company and the Subsidiary operate; (b) changes in the industries in which the Company and the Subsidiary operate, to the extent such changes do not adversely affect the Company and the Subsidiary, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company and the Subsidiary operate, (c) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent such changes do not adversely affect the Company and the Subsidiary, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company and the Subsidiary operate, (d) effects primarily resulting from or arising out of the negotiation, execution, announcement, pendency or consummation of the transactions contemplated by this Agreement, including (1) any loss or departure of officers or other employees of the Company or the Subsidiary and (2) any termination, suspension, reduction or similar negative development in the Company’s and the Subsidiary’s relationships with its and their customers, suppliers and other Persons with whom they conduct business (including those caused by the identity of Parent), or (e) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or the Company’s board of directors arising out the transactions contemplated by this Agreement.

(m) “Net Working Capital” shall mean an amount equal to the total book value of the Current Assets minus the total book value of the Liabilities as reflected on the Working Capital Estimate, Preliminary Working Capital Statement or the Final Working Capital Statement, as the case may be, all in accordance with Section 2.11 and as determined on a consolidated basis with the Company and the Subsidiary.

(n) “Permitted Liens” shall mean (i) any Lien set forth in Section 4.8 of the Company Disclosure Schedule, (ii) Liens imposed by law for Taxes (other than payroll taxes), assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings, (iii) statutory Liens that arise by operation of law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings, (iv) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits and other similar obligations, (v) purchase money Liens in connection with the purchase of equipment in the normal course of business; (v) non-exclusive licenses and customer contracts entered into in the ordinary course of business; (vi) inchoate mechanic’s and materialmen’s Liens for construction, installations or deliveries in progress; and (viii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Subsidiary.

(o) “Person” shall mean any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

(p) “Target Working Capital” shall mean $(960,000.00) of Net Working Capital.

(q) “Tax” shall mean all income, gross receipts, sales, use, employment, unemployment, social security, Medicare, payroll, employee withholding, franchise, profits, estimated property or other taxes, fees, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest, penalties or additions to tax imposed by any taxing authority with respect to the Company or the Subsidiary or their business or assets.

(r) “Tax Returns” shall mean any return, report, declaration, claim for refund, information return or other document (including any relating or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any Person or the administration of any laws, regulations or administrative requirements relating to any Tax (including any amendment thereof).

12.2. Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa;

(c) the terms “dollars” and “$” mean United States Dollars;

(d) references herein to a specific section, subsection, schedule or exhibit shall refer, respectively, to sections, subsections, schedules or exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 12.2(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k) references herein to any Laws or any license mean such Laws or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

13. Miscellaneous.

13.1. Notice. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally, by facsimile followed promptly by written confirmation or sent by overnight courier, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice (provided; however, that any notices or other communications required or permitted hereunder deliverable to the Representative shall be delivered by facsimile or email):

To the Company:	Zmanda, Inc.
465 South Mathilda Avenue, Suite 300
Sunnyvale, CA 94086
Facsimile: (408) 830-9675
Attn: Chander Kant

To the Representative:	Fortis Advisors, LLC
Attn: Notice Department
Facsimile: (858) 408-1843
Email: notices@fortisrep.com

In each case with a copy to:	Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1200 Seaport Boulevard
Redwood City, CA 94063
Facsimile: (650) 321-2800
Attn: Brooks Stough, Esq.

To Parent or Merger Sub:	Carbonite, Inc.
177 Huntington Avenue
Boston, MA 02115
Facsimile: (617) 587-1101
Attn: Danielle Sheer, Esq.

With a copy to:	Foley & Lardner LLP
111 Huntington Avenue
Boston, MA 02199
Facsimile: (617) 342-4001
Attn: Susan E. Pravda, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, by facsimile, or my email (with confirmation of receipt if by facsimile or email), (b) on the next business day, if delivered by overnight courier, or (c) three business days after being sent, if sent by registered or certified mail.

13.2. Successors and Assigns; Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Parent and Merger Sub, on the one hand, and the Company, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided that Parent may assign its rights, but not its obligations, under this Agreement to (a) any Affiliate of Parent (provided that Parent guarantees the obligations of Parent under this Agreement), (b) any purchaser of all or substantially all of the assets of Parent or (c) to lender of Parent as collateral security for borrowing, at any time whether prior to, on or following the Closing Date (provided that Parent guarantees the obligations of Parent under this Agreement). Any assignment in contravention of this provision shall be void. No assignment shall release Parent, Merger Sub, the Company Holders, or the Company from any obligation or liability under this Agreement. Notwithstanding anything contained in this Agreement to the contrary and except as provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement. Notwithstanding the foregoing, the past and present officers and directors of the Company shall be deemed third party beneficiaries of Section 6.7 hereof, which section shall be enforceable by them.

13.3. Entire Agreement; Amendments; Attachments.

(a) This Agreement, all schedules and exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties.

(b) This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

(c) If the provisions of any schedule or exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. The schedules and exhibits attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

13.4. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

13.5. Expenses. Regardless of whether the Merger is consummated, each party shall bear its own expenses and the expenses of its counsel and other agents and representatives in connection with the transactions contemplated by this Agreement (the “Expenses”).

13.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law principles. Each of the parties hereto hereby consents and submits themselves to the sole and exclusive jurisdiction and venue of the state and federal courts located in Wilmington, Delaware for the purpose of litigating any claim related hereto. Further, each of the parties hereto (i) consents to service of process by registered mail at the address to which notices are to be given pursuant to this Agreement, (ii) hereby waives any claims with respect to venue, inconvenient forum and personal jurisdiction and (iii) acknowledges and agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

13.7. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

13.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

13.9. Specific Performance. Each of the parties hereto acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

CARBONITE, INC.:
By:	/s/ David Friend
David Friend, CEO and President
PROJECT ACADIA MERGER SUB, INC.:
By:	/s/ David Friend
David Friend, CEO and President
ZMANDA, INC.:
By:	/s/ Chander Kant
Chander Kant, CEO
REPRESENTATIVE:
FORTIS ADVISORS, LLC
By:	/s/ Adam Lezack
Adam Lezack, Managing Director